UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MESSAGE FROM OUR PRESIDENT AND CEO

Dear Fellow Stockholders:

On behalf of the entire Board of Directors of WestRock Company, I am pleased to invite you to join us on January 31, 2020 in Atlanta, Georgia for WestRock’s annual meeting of stockholders.

Executing our Strategy

Our vision is to be the premier partner and unrivaled provider of winning solutions for our customers, and we made great progress in achieving our vision in 2019.

We have the industry’s broadest portfolio of sustainable, fiber-based paper and packaging solutions and an organization that is delivering customized, value-added solutions that are helping our customers win in their markets. Our 2019 financial results demonstrate the continued momentum that we have generated from successfully executing our strategy.

•	We delivered significant year-over-year growth in net sales (12%), segment EBITDA (11%) and net cash provided by operating activities (20%), driven by the acquisition of KapStone.

•	We generated more than $7 billion of sales from customers that bought more than $1 million from each of our primary segments.

•	We returned $557 million to stockholders through dividends and stock repurchases.

•	We reduced our total debt by $757 million since the end of December 2018.

Investing for the Future

We are investing in our business to position WestRock to achieve sustainable growth. In 2019, we completed several strategic capital investments that will improve our operating and financial performance. These investments included upgrades to our mills located in Cottonton, AL and Covington, VA, and the construction of a new box plant in Porto Feliz, Brazil. In 2020, we expect to complete a strategic capital investment at our Florence, SC mill, as well as the reconfiguration of our North Charleston, SC mill. With these and other investments, WestRock is becoming more productive and competitive.

Refreshing the Board

We recognize the importance of board refreshment. The Board has nominated Suzan Harrison to stand for election to the Board at our upcoming annual meeting of stockholders. Ms. Harrison served as President, Global Oral Care with Colgate-Palmolive Company and serves on the board of directors of Archer Daniels Midland Company. Her nomination demonstrates the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy.

Delivering Sustainable Solutions

Sustainability has become increasingly important to our customers, employees and business strategy. Our customers are demanding more innovative and sustainable packaging solutions, and we are actively partnering with our customers to deliver them. Since July 2018, we have achieved more than $100 million in run-rate sales related to plastic replacement. And we recently underscored our commitment to sustainability with the appointment of Pat Lindner as our first Chief Innovation Officer. In this role, Pat is responsible for strengthening our innovation processes, capabilities and expertise in order to, among other things, achieve our sustainability goals.

On behalf of our board of directors and our more than 50,000 teammates around the world, thank you for your investment in WestRock.

Very truly yours,

Steven C. Voorhees, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	9:00 a.m., local time, on Friday, January 31, 2020

PLACE:	The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, GA 30326

ITEMS OF BUSINESS:	(1)	To elect 13 directors

	(2)	To hold an advisory vote to approve executive compensation

	(3)	To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm

	(4)	To transact any other business that properly comes before the meeting or any adjournment of the meeting

WHO MAY VOTE:	You may vote if you were a holder of our common stock of record on December 6, 2019

DATE THESE PROXY MATERIALS WERE FIRST MADE AVAILABLE ON THE INTERNET:	December 13, 2019

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. You should read this entire Proxy Statement carefully before voting.

MEETING INFORMATION

Time and Date	9:00 a.m., local time, on Friday, January 31, 2020

Location	The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, GA 30326

Record Date	December 6, 2019

MEETING AGENDA

Proposals	Board Recommendation	Page

Election of 13 Directors	FOR each nominee	5
Advisory Vote to Approve Executive Compensation	FOR	19
Ratification of Appointment of Ernst & Young, LLP	FOR	43

DIRECTOR NOMINEES

Name	Age	Director Since	Experience	Committee Memberships	Other Public Company Boards
Colleen F. Arnold *	62	2018	Former Senior Vice President, Sales and Distribution, International Business Machines Corporation	AC, FC	1
Timothy J. Bernlohr *	60	2015	Managing Member, TJB Management Consulting, LLC	EC, CC **, NCG	3
J. Powell Brown *	52	2015	President and CEO, Brown & Brown, Inc.	AC, FC	1
Terrell K. Crews *	64	2015	Former Executive Vice President, CFO, Monsanto Corporation	AC, FC**	2
Russell M. Currey *	58	2015	President, Boxwood Capital, LLC	AC, FC	0
Suzan F. Harrison *	62	Nominee	Former President, Global Oral Care, Colgate-Palmolive Company	-	1
John A. Luke	71	2015	Non-Executive Chairman, WestRock Company; Former Chairman and CEO, MeadWestvaco Corporation	EC **	1
Gracia C. Martore *	68	2015	Former President and CEO, TEGNA, Inc.	EC, AC **, CC	2
James E. Nevels *	67	2015	Chairman, The Swarthmore Group	NCG, FC	1
Timothy H. Powers *	71	2015	Former Chairman, President and CEO, Hubbell, Inc.	AC, CC	1
Steven C. Voorhees	65	2015	President and CEO, WestRock Company	EC	1
Bettina M. Whyte *	70	2015	President/Owner, Bettina Whyte Consultants, LLC	EC, CC, NCG **	0
Alan D. Wilson *§	62	2015	Former Chairman and CEO, McCormick & Company, Inc.	EC, NCG, FC	1

* Denotes Independent Director or Nominee; ** Denotes Committee Chair; § Denotes Lead Independent Director

  AC = Audit Committee; CC = Compensation Committee; EC = Executive Committee; FC = Finance Committee; NCG = Governance Committee

PERFORMANCE HIGHLIGHTS AND KEY ACCOMPLISHMENTS

Our fiscal 2019 performance highlights include:

12% Net Sales Growth 2018: $16.3 billion 2019: $18.3 billion	20% Net Cash Provided by Operating Activities Growth 2018: $1.9 billion 2019: $2.3 billion	11% Segment EBITDA Growth 2018: $2.9 billion 2019: $3.2 billion

Executed Disciplined Capital Allocation Strategy

•  Returned $557 million to stockholders through dividends ($468 million) and share repurchases ($89 million)

g Returned $2.8 billion since 2015 merger of RockTenn Company and MeadWestvaco Corporation (the “Combination”)

g Increased annualized dividend by 24% since the Combination

•  Invested $1.4 billion in capital expenditures, including the strategic capital investments highlighted below

Our fiscal 2019 key accomplishments include:

Invested in Strategic Capital Projects to Promote Long-Term Value Creation

We completed three strategic capital investments that we expect will improve our operating and financial performance.

•  Completed the construction of a new corrugated box plant in Porto Feliz, Brazil – we believe that the plant will be one of the largest and most productive box plants located in the Americas.

•  Installed a new headbox and upgraded other areas of a paper machine at our Covington, VA mill, which will improve the mill’s operating efficiency and lower its operating costs.

•  Replaced a coating section of a paper machine at our Mahrt mill in Cottonton, AL, which has lowered the mill’s operating costs and improved its product quality.

We are installing a new paper machine at our Florence, SC mill and upgrading our Tres Barras, Brazil mill. In total, we expect that these five strategic capital investments will generate approximately $240 million of annualized segment EBITDA.

Completed Acquisition of KapStone; Successfully Integrating KapStone

We completed the acquisition of KapStone Paper and Packaging Corporation (“KapStone”) in November 2018, which has:

•  Enhanced our scale

•  Expanded our product offerings and

•  Strengthened our Corrugated Packaging operations on the West Coast of the U.S.

At the end of fiscal 2019, we had achieved $90 million of run-rate synergies and performance improvements related to the acquisition of KapStone. We expect to realize an aggregate amount of more than $200 million in run rate synergies and performance improvements by the end of fiscal 2021.

GOVERNANCE HIGHLIGHTS

We believe good corporate governance supports long-term value creation for our stockholders. The “Board and Governance Matters” section beginning on page 5 describes our corporate governance framework, which supports independent oversight and accountability.

Independent Oversight	Accountability

• 11 of 13 director nominees are independent	• Annual election of all directors

• Lead Independent Director	• Majority voting in uncontested elections

• All independent key committees	• Annual Board and committee self-evaluations

• Mandatory director retirement age	• Annual advisory vote on executive compensation

• Stock ownership guidelines and stock retention policy

• Over-boarding policy

Our current directors possess relevant skills and experiences that facilitate the oversight of our strategy and management.

54% Other Public Company CEO Experience	92% Other Public Company Board Experience	62% Manufacturing Experience	77% Enterprise Risk Management Experience

Board Refreshment

We recognize the importance of board refreshment. The Nominating and Corporate Governance Committee (the “Governance Committee”) engaged a consultant in 2017 to support a multi-year board refreshment process. In July 2018, Colleen Arnold was appointed to the Board and, in December 2019, Suzan Harrison was nominated by the Board to stand for election by our stockholders at the annual meeting of stockholders scheduled for January 31, 2020 (the “2020 Annual Meeting”). Ms. Arnold’s appointment and Ms. Harrison’s nomination demonstrate the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy. These actions have resulted in the number of our female director nominees increasing from 17% of our total director nominees in 2017 to 31% in 2019.

Stockholder Engagement

Stockholder engagement is a key pillar of our corporate governance framework. We conduct year-round, proactive stockholder engagement to ensure that management and the Board understand and consider the issues that matter most to our stockholders. We believe ongoing stockholder engagement allows us to respond effectively to stockholder concerns.

In addition to our regular engagement throughout the year with our stockholders, we conducted an outreach program in the fall of 2019. We requested meetings with the corporate governance teams at stockholders representing 50% of our outstanding shares as a result of which teams at stockholders representing 18% of our outstanding shares engaged with us. Among the topics discussed were executive compensation, board refreshment and sustainability.

Succession Planning and Talent Management

The Board is actively engaged and involved in succession planning and talent management. The Board oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for our CEO and senior management. As part of an ongoing leadership succession planning process and working closely with our CEO and Chief Human Resources Officer, the Board regularly reviews our talent strategy to ensure that it supports our business strategy. In fiscal 2019, the Board discussed talent management and/or succession planning at each of its five regular meetings and intends to discuss this topic at every Board meeting going forward.

Sustainability

Sustainability has become increasingly important to our customers, employees and business strategy, and we are focused on operating our business in a sustainable manner. To address these growing demands, in October 2019 we named Pat Lindner our Chief Innovation Officer. In this role, Mr. Lindner is responsible for strengthening our innovation processes, capabilities and expertise in order to, among other things, help us to achieve our sustainability goals.

COMPENSATION HIGHLIGHTS

Pay for Performance

Our executive compensation program is based on a pay-for-performance model. For fiscal 2019:

g	100% of our named executive officers’ (“NEOs”) short-term incentive (“STI”) goals were tied to Company, segment or unit performance

g	80% of our NEOs’ long-term incentive (“LTI”) award value was tied to overall Company performance

g	We achieved 91% of the consolidated EBITDA component of our STI program because actual results were below target performance levels, resulting in a payout of 80%

g	We achieved 100% of the productivity component of our STI program because actual results were at target performance levels, resulting in a payout of 100%

g	Payouts to our NEOs under our STI program were reduced by between 0.5% and 2% due to a safety modifier

Pay at Risk

A significant portion of our NEOs’ compensation is tied to performance. This allocation of variable target direct compensation aligns with our compensation philosophy of motivating our executive officers to achieve our business objectives in the short term and to grow our business to create long-term value for our stockholders.

CEO Pay Mix	Other NEO Pay Mix

The value realized by our CEO from LTI is based entirely on the value of our Common Stock and our financial and operational performance. Due to the strong alignment between pay and performance over the last three years, our CEO’s total realizable pay is 38% lower than his targeted pay for the same period.

CEO and President Realizable Pay

Amounts are shown in thousands of dollars. Amounts shown for each target pay column reflect (a) base salary paid during the fiscal year, (b) the target annual performance bonus amount and (c) the fair value of equity (derived by multiplying the number of shares at target by the closing price of our Common Stock on the grant date). Amounts shown for each realizable pay column reflect (i) base salary paid during the fiscal year, (ii) the annual performance bonus amount paid, (iii) the value of time-based restricted stock based on the closing price of our Common Stock on September 30, 2019 and (iv) the expected value of performance-based restricted stock based on our cash flow performance and relative total shareholder return performance through September 30, 2019.

BOARD AND GOVERNANCE MATTERS

ITEM 1. ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the 13 director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2021 and until his or her successor is elected and qualified

Voting Recommendation: FOR the election of each of the 13 director nominees

Vote Required: A director will be elected if the number of shares voted FOR that director nominee exceeds the number of shares voted AGAINST that director nominee

Broker Discretionary Voting Allowed: No. Broker non-votes have no effect

Abstentions: No effect

GOVERNANCE FRAMEWORK

All of our corporate powers are exercised by or under the authority of our board of directors (the “Board”), and our business and affairs are managed under the direction of the Board, subject to limitations and other requirements in our charter documents or in applicable statutes, rules and regulations, including those of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (the “NYSE”).

Our governance framework supports independent oversight and accountability.

Independent Oversight	Accountability
• 11 of 13 director nominees are independent	• Annual election of all directors
• Lead Independent Director	• Majority voting in uncontested elections
• All independent key committees	• Annual Board and committee self-evaluations
• Mandatory director retirement age	• Annual advisory vote on executive compensation
• Stock ownership guidelines and stock retention policy
• Over-boarding policy

Our governance framework is based on the key governance documents listed below, each of which is reviewed by the Board at least annually, except for our Bylaws (as defined below) and certificate of incorporation, which are reviewed periodically:

•	Amended and Restated Bylaws (our “Bylaws”)

•	Amended and Restated Certificate of Incorporation

•	Corporate Governance Guidelines (the “Guidelines”)

•	Charters of the Audit Committee, Compensation Committee, Governance Committee and Finance Committee

•	Code of Conduct

•	Code of Business Conduct and Ethics for Directors

•	Code of Ethical Conduct for CEO and Senior Financial Officers.

Copies of these documents are available on our website, www.westrock.com, or upon written request sent to our Corporate Secretary. The information on our website is not part of this Proxy Statement.

BOARD COMPOSITION

The Board consists of 13 directors, six of whom previously served on the RockTenn board of directors prior to the Combination, six of whom previously served on the MeadWestvaco board of directors prior to the Combination and Ms. Arnold, who was appointed to the Board in 2018. Mr. Campbell has not been nominated for re-election because he has reached the age of 72, which is our mandatory director retirement age. Pursuant to the Guidelines, Mr. Campbell will retire from the Board effective at the 2020 Annual Meeting. The Board has nominated Ms. Harrison for election to the Board at the 2020 Annual Meeting.

Director Independence

Under the Guidelines and the NYSE corporate governance listing standards (the “NYSE Standards”), the Board must consist of a majority of independent directors. The Board annually reviews director independence under standards set forth in the Guidelines. The Board has affirmatively determined that all director nominees, other than Mr. Luke (who was an employee of MeadWestvaco immediately prior to the Combination) and Mr. Voorhees (who is an employee of WestRock), are independent.

In the normal course of business, we purchase products and services from many suppliers and we sell products and services to many customers. In some cases, these transactions occur with companies with which Board members have relationships as directors or executive officers. Board members also have relationships as directors or executive officers with companies that hold or held our securities. For example, in 2019 the Board considered a lease of office space for Bradley Currey, the retired chairman and CEO of RockTenn and father of Russell Currey, a director of the Company. The Board determined that these relationships were not material (individually or collectively) for purposes of its affirmative determinations of director independence.

Director Nomination Process

The Governance Committee is responsible for evaluating and recommending candidates for the Board. After completing its evaluation of candidates, the Governance Committee presents its recommendations to the Board for consideration and approval.

Candidates recommended to Governance Committee	→	Governance Committee considers candidates’ qualifications	→	Governance Committee recommends candidates to Board	→	Board determines nominees for election

The Governance Committee periodically assesses the Board to ensure that it has the right mix of experience, qualifications and skills. A list of the skills and experiences that the Governance Committee considers important in light of our current business strategy and structure, along with an indication of how many director nominees possess each category of skill or experience, appears on page 7. The director nominees’ biographies beginning on page 8 note each director nominee’s relevant experience, qualifications and skills.

The Governance Committee periodically assesses the appropriate size of the Board and any vacancies that are expected due to retirement or otherwise. If no vacancies are anticipated, the Governance Committee considers the qualifications of incumbent directors. If vacancies arise or are anticipated, it considers potential director candidates who may come to the attention of the Governance Committee through current directors, professional search firms and advisors or other individuals, including stockholders. To nominate a candidate for next year’s annual meeting of stockholders, a stockholder must deliver or mail its nomination submission to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary in accordance with the timing requirements included in our Bylaws as specified in “Other Important Information — Stockholder Proposals or Director Nominations for 2021 Annual Meeting”.

Governance Highlight

The Board has nominated Suzan Harrison to stand for election to the Board. Ms. Harrison’s nomination demonstrates the Board’s commitment to Board refreshment. The number of our female director nominees has increased from 17% of our total director nominees in 2017 to 31% in 2019.

This year, one director nominee (Ms. Harrison) is nominated for election to the Board who has not previously stood for election to the Board. Ms. Harrison was identified by a professional search firm that has assisted the Board with Board refreshment. After considering and interviewing a number of potential candidates, the Governance Committee recommended that Ms. Harrison be nominated (and the Board subsequently nominated Ms. Harrison) to stand for election by our stockholders at the 2020 Annual Meeting.

The Governance Committee evaluates potential candidates against the standards and qualifications set forth in the Guidelines, as well as other relevant factors it deems appropriate. In addition, each candidate must:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of the Company).

•	Be committed to discharging directors’ duties in accordance with the Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out the director’s duties effectively and be committed to serving on the Board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees, and to otherwise fulfill the director’s duties.

The table below lists the skills and experiences that the Governance Committee considers important in light of our current business strategy and structure, along with the number of director nominees who have the particular skill or experience. In 2019, the Governance Committee added sustainability experience and experience with scale to this list, reflecting the increasing importance of these topics to our Company.

Skill/Experience	# of Director Nominees
Global Business Experience to help oversee the management of our global operations.	9 of 13
Mergers & Acquisitions Experience to provide insight into developing and implementing strategies for growing our businesses.	11 of 13
Financial Expertise to help drive our operating and financial performance.	11 of 13
Other Public Company CEO Experience to help us drive business strategy, growth and performance.	7 of 13
Other Public Company Board Experience to help us oversee an ever-changing mix of strategic, operational and compliance-related matters.	12 of 13
Capital Allocation Experience to help us allocate capital efficiently.	11 of 13
Paper and Packaging Experience to help us deepen our understanding of the markets within which we compete.	4 of 13
Manufacturing Experience to help us drive operating performance.	8 of 13
Sustainability Experience to assist us in delivering sustainable packaging solutions for our customers and achieving our sustainability goals.	4 of 13
Innovation Experience to assist us in building our global innovation capabilities in materials science, manufacturing services and products and solutions.	2 of 13
Consumer Packaged Goods Experience to assist us to better understand and anticipate our customers’ needs and the changing dynamics of our industry.	3 of 13

Enterprise Risk Management Experience to assist us in our oversight and understanding of significant areas of risk to the enterprise and in implementing appropriate policies and procedures to effectively manage risk.

10 of 13
Experience with Scale to help us drive transformation, performance and culture in a large organization.	6 of 13

The Board does not have a specific diversity policy. The Board strives to select candidates for Board membership who represent a mix of diverse experience, background and thought at policy-making levels that are relevant to our activities, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions.

To ensure that the Board continues to evolve in a manner that serves our changing business and strategic needs, the Governance Committee evaluates whether incumbent directors collectively possess the requisite skills and perspective before recommending a slate of incumbent directors for re-nomination.

Board Refreshment

We recognize the importance of Board refreshment being evaluated on an ongoing basis in the context of our business strategy. The Governance Committee regularly considers Board composition and how directors change over time, and works with a consultant that provides advisory services related to board refreshment.

Colleen Arnold was appointed to the Board in July 2018. In December 2019, Suzan Harrison was nominated by the Board to stand for election by our stockholders at the 2020 Annual Meeting. Ms. Arnold’s appointment and Ms. Harrison’s nomination demonstrate the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy.

Pursuant to the Guidelines, directors must retire when they reach age 72, provided that they may continue to serve until the next annual or special meeting of stockholders at which they are to be elected after they reach age 72 and, on an exceptional basis, the Board may extend a director’s term for a limited period of time. Mr. Campbell has not been nominated for re-election because he has reached the age of 72.

The Board has not established term limits because it believes that, on balance, term limits would sacrifice the contribution of directors who have been able to develop increasing insight into our strategy and operations and the paper and packaging industry over a period of time. However, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination for an additional term. Also, a director who has a significant change in full-time job responsibilities must submit a letter of resignation to the Board, which allows the Board to review the continued appropriateness of the director’s membership on the Board.

Succession Planning and Talent Management

The Board is actively engaged and involved in management succession planning and talent management. The Board oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for our CEO and senior management. As part of an ongoing leadership succession planning process and working closely with our CEO and Chief Human Resources Officer, the Board regularly reviews our talent strategy to ensure that it supports our business strategy. Succession plans for executive officers are reviewed by the Board at least annually, and successor candidates are identified with input from our CEO. Our CEO also meets annually in executive session with the full Board to review our internal talent pipeline. High potential leaders are given exposure and visibility to directors through formal presentations and informal events. In fiscal 2019, the Board discussed talent management and/or succession planning at each of its five regular meetings and intends to discuss this topic at every Board meeting going forward.

In fiscal 2018, we engaged a consultant to assess our senior-most leaders, capture perspectives from their teams and colleagues, and contribute to their individual development plans. In fiscal 2019, we conducted a similar process. We believe that this work, combined with our annual talent and organizational discussions for each business and function, enables us to build effective management succession plans and ensure continuity of leadership.

Majority Voting Standard in Uncontested Elections

Our directors are elected by a majority of the votes cast for them in uncontested elections. If a director does not receive a greater number of “for” votes than “against” votes, then the director must tender his or her resignation to the Board. The Board then determines whether to accept the resignation. Our directors are elected by a plurality vote standard in contested elections.

Over-Boarding Policy

Our directors may not serve on more than four other public company boards, and a director who serves as a CEO must limit his or her other public company directorships to two. None of our director nominees serves on more than three other public company boards.

Director Nominees

After many years of distinguished service, Mr. Campbell will retire from the Board at the 2020 Annual Meeting – he reached the age of 72 during 2019 and has not been nominated for re-election pursuant to our mandatory director retirement age policy. We would like to take this opportunity to thank Mr. Campbell for many years of service to the Board. The Board has nominated Ms. Harrison for election to the Board at the 2020 Annual Meeting.

After evaluating each director and the composition of the Board, the Governance Committee recommended all of the current directors (other than Mr. Campbell) for election at the 2020 Annual Meeting. If elected, each of the 13 nominees will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted as recommended by the Board to elect substitute nominees recommended by the Board or the Board may allow the vacancy created to remain open until such time as it is filled by the Board, or the Board may determine not to elect substitute nominees and may instead determine to reduce the size of the Board.

Information about the nominees, including information concerning their qualifications for office, is set forth below.

COLLEEN F. ARNOLD
Age: 62 Director Since: 2018 Independent Board Committees: • Audit • Finance Other public company boards: • Cardinal Health, Inc. Other public company boards within 5 years: • None

Background:

Ms. Arnold has served as a director of the Company since July 2018. She served as senior vice president, sales and distribution for International Business Machines Corporation (“IBM”) from 2014 to 2016. Prior to that, Ms. Arnold held a number of senior positions with IBM from 1998 to 2014, including senior vice president, application management services, IBM Global Business Services; general manager of GBS Strategy, Global Consulting Services, Global Industries and Global Application Services; general manager, Europe; general manager, Australia and New Zealand Global Services; and chief executive officer of Global Services Australia.

Key Qualifications and Skills:

Ms. Arnold’s experience serving in a number of senior roles with a large, global technology company provides her with global business experience, senior executive experience, consumer markets experience, technology experience and experience working for a company with significant scale.

TIMOTHY J. BERNLOHR

Age: 60

Director Since: 2015

Independent

Board Committees:

• Compensation (Chair)

• Executive

• Governance

Other public company boards:

• Atlas Air Worldwide
Holdings, Inc.

• International Seaways

• Skyline Champion Corp.

Other public company boards
within 5 years:

• RockTenn

• Chemtura Corp.

• Overseas Shipholding Group, Inc.

Background:

Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of the Company. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation and a provider of interim executive management and strategic planning services. From 1997 to 2005, he served in various executive capacities, including as president and CEO, at RBX Industries, Inc. Prior to joining RBX Industries, Mr. Bernlohr spent 16 years in various management positions with Armstrong World Industries, Inc.

Key Qualifications and Skills:

Mr. Bernlohr’s experience as a strategic consultant, a director of various publicly traded companies and as the CEO of an international manufacturing company provides him with broad corporate strategy and general business knowledge.

J. POWELL BROWN
Age: 52 Director Since: 2015 Independent Board Committees: • Audit • Finance Other public company boards: • Brown & Brown, Inc. Other public company boards within 5 years: • RockTenn

Background:

Mr. Brown served as a director of RockTenn from 2010 until the effective date of the Combination when he became a director of the Company. He has served as president of Brown & Brown, Inc. since 2007 and as CEO since 2009. Mr. Brown previously served as a regional executive vice president of the company. From 2006 to 2009, he served on the board of directors of SunTrust Bank/ Central Florida, a commercial bank and subsidiary of SunTrust Banks, Inc.

Key Qualifications and Skills:

Mr. Brown’s experience as a CEO of a publicly traded insurance services company provides him with broad experience and knowledge of risk management and loss minimization and mitigation, as well as perspective on leadership of publicly traded companies.

TERRELL K. CREWS

Age: 64

Director Since: 2015

Independent

Board Committees:

• Audit

• Finance (Chair)

Other public company boards:

• Hormel Foods Corporation

• Archer Daniels Midland Company

Other public company boards
within 5 years:

• RockTenn

Background:

Mr. Crews served as a director of Smurfit-Stone from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of the Company. Mr. Crews served as executive vice president and CFO of Monsanto Company from 2000 to 2009, and as the CEO of Monsanto’s vegetable business from 2008 to 2009.

Key Qualifications and Skills:

Mr. Crews’ experience as a CFO and executive of a publicly traded company and as a director of other public companies provides him with broad business knowledge and in-depth experience in complex financial matters. He also has experience working for a company with significant scale.

RUSSELL M. CURREY
Age: 58 Director Since: 2015 Independent Board Committees: • Audit • Finance Other public company boards: • None Other public company boards within 5 years: • RockTenn

Background:

Mr. Currey served as a director of RockTenn from 2003 until the effective date of the Combination when he became a director of the Company. He has served as the president of Boxwood Capital, LLC, a private investment company, since 2013. Mr. Currey worked for RockTenn from 1983 to 2008, and served as executive vice president and general manager of its corrugated packaging division from 2003 to 2008.

Key Qualifications and Skills:

Mr. Currey’s experience with RockTenn in a number of leadership roles over a period of 25 years provides him with substantial knowledge of our industry, business and customers.

SUZAN F. HARRISON
Age: 62 Director Since: Nominee Independent Board Committees: n/a Other public company boards: • Archer Daniels Midland Company Other public company boards within 5 years: • None

Background:

Ms. Harrison has not previously served as a director of the Company and is being nominated for the first time at the 2020 Annual Meeting. She served as President of Global Oral Care at Colgate-Palmolive Company (“Colgate”), a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products. Previously, she served as President of Hill’s Pet Nutrition Inc. North America from 2009 to 2011, Vice President, Marketing for Colgate U.S. from 2006 to 2009 and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. Ms. Harrison held a number of other leadership roles at Colgate beginning in 1983.

Key Qualifications and Skills:

Ms. Harrison’s experience serving in a number of senior roles with a large, global consumer products company provides her with global business experience, senior executive experience, consumer markets experience and experience working for a company with significant scale.

JOHN A. LUKE

Age: 71

Director Since: 2015

Non-Executive Chairman

Board Committees

• Executive (Chair)

Other public company boards:

• The Timken Company

Other public company boards
within 5 years:

• MeadWestvaco

• The Bank of New York Mellon Corporation

• Dominion Energy Midstream
Partners, L.P.

Background:

Mr. Luke served as chairman and CEO of MeadWestvaco from 2002 until the effective date of the Combination when he became a director and our Non-Executive Chairman. He spent 36 years with MeadWestvaco and its predecessor company, Westvaco Corporation, serving in a variety of positions. From 1996 to 2002, Mr. Luke served as chairman, president and CEO of Westvaco. He has served as a director of FM Global, a privately-held mutual insurance company, since 1999.

Key Qualifications and Skills:

Mr. Luke’s background, experience and judgment, and his unique knowledge and understanding of MeadWestvaco’s operations, provide him with valuable leadership, business and governance skills, as well as significant experience in the paper and packaging industry.

GRACIA C. MARTORE

Age: 68

Director Since: 2015

Independent

Board Committees:

• Audit (Chair)

• Compensation

• Executive

Other public company boards:

• United Rentals Inc.

• Omnicom Group Inc.

Other public company boards

within 5 years:

• MeadWestvaco

• TEGNA Inc. (formerly Gannett
Co., Inc.)

Background:

Ms. Martore served as a director of MeadWestvaco from 2012 until the effective date of the Combination when she became a director of the Company. She served as the president and CEO and as a director of TEGNA Inc. (formerly Gannett Co., Inc.) from 2011 to 2017, and she served as president and COO of Gannett from 2010 to 2011. Ms. Martore also served as Gannett’s executive vice president and CFO from 2006 to 2010, its senior vice president and CFO from 2003 to 2006 and in various other executive capacities beginning in 1985. She has served as a director of FM Global since 2005, of The Associated Press since 2013 and of Learning Tree since January 2019.

Key Qualifications and Skills:

Ms. Martore’s background, experience and judgment as CEO and CFO of a publicly traded company provide her with leadership, business, financial and governance skills. She also has experience working for a company with significant scale.

JAMES E. NEVELS

Age: 67

Director Since: 2015

Independent

Board Committees:

• Finance

• Governance

Other public company boards:

• Alcoa Corp.

Other public company boards
within 5 years:

• MeadWestvaco

• The Hershey Company

• XL Group Ltd.

• First Data Corp.

Background:

Mr. Nevels served as a director of MeadWestvaco from 2014 until the effective date of the Combination when he became a director of the Company. He has served as chairman of The Swarthmore Group, an investment advisory firm, since 1991. Mr. Nevels served as a director of The Hershey Company from 2007 to 2017 and as the lead independent director of The Hershey Company from 2015 to 2017, and he served as chairman of the company from 2009 to 2015. Mr. Nevels also served as a director of the Federal Reserve Bank of Philadelphia from 2010 to 2015 (and as its chairman from 2014 to 2015) and of MMG Insurance Company, a privately-held provider of insurance services.

Key Qualifications and Skills:

Mr. Nevels’ background and experience as an investment advisor and board member, chairman and lead independent director of public companies provide him with financial expertise and broad knowledge and perspective on the governance and leadership of publicly traded companies.

TIMOTHY H. POWERS
Age: 71 Director Since: 2015 Independent Board Committees: • Audit • Compensation Other public company boards: • ITT Corp. Other public company boards within 5 years: • MeadWestvaco

Background:

Mr. Powers served as a director of MeadWestvaco from 2006 until the effective date of the Combination when he became a director of the Company. He served as chairman of Hubbell Inc. from 2012 to 2014, as executive chairman, president and CEO from 2004 to 2012, as president and CEO from 2001 to 2004 and as senior vice president and CFO from 1998 to 2001. Mr. Powers is a former director of the National Electrical Manufacturers Association.

Key Qualifications and Skills:

Mr. Powers’ background, experience and judgment as a CEO and CFO of a publicly traded manufacturing company provide him with financial expertise and broad leadership, management and governance skills. He also has experience working for a company with significant scale.

STEVEN C. VOORHEES

Age: 65

Director Since: 2015

President and CEO

Board Committees:

• Executive

Other public company boards:

• Truist Financial Corp. (formerly SunTrust Banks, Inc.)

Other public company boards

within 5 years:

• RockTenn

Background:

Mr. Voorhees served as a director of RockTenn from 2013 until the effective date of the Combination when he became a director of the Company. He served as RockTenn’s CEO from 2013 until the effective date of the Combination when he became our president and CEO. Mr. Voorhees served as RockTenn’s executive vice president and CFO from 2000 to 2013, chief administrative officer from 2008 to 2013 and president and COO in 2013.

Key Qualifications and Skills:

Mr. Voorhees’ experience with RockTenn and his service as our president and CEO provide him with extensive knowledge of our business, strategy and capabilities. The Board also believes Mr. Voorhees’ presence on the Board helps provide a unified focus for management to execute our strategy and business plans.

BETTINA M. WHYTE

Age: 70

Director Since: 2015

Independent

Board Committees:

• Compensation

• Executive

• Governance (Chair)

Other public company boards:

• None

Other public company boards within 5 years:

• RockTenn

• AGL Resources Inc.

Background:

Ms. Whyte served as a director of RockTenn from 2007 until the effective date of the Combination when she became a director of the Company. She has been the president and owner of Bettina Whyte Consultants, LLC since 2015. Ms. Whyte served as a managing director and senior advisor at Alvarez and Marsal Holdings, LLC, a world-wide business consulting firm, from 2011 to 2015. She has served as an interim CEO and crisis manager of numerous billion dollar corporations and has been instrumental in the debt restructuring of Puerto Rico. Ms. Whyte has served as a director of Amerisure Insurance since 2002, and she serves as a trustee of the National Museum of Wildlife Art of the United States.

Key Qualifications and Skills:

Ms. Whyte’s roles in the financial and operational restructuring of complex international and domestic businesses, her service as an executive of numerous troubled multinational public and private companies and her past service as a director of other public companies provide her with broad experience with financial and operational issues, as well as with governance issues.

ALAN D. WILSON

Age: 62

Director Since: 2015

Lead Independent Director

Board Committees:

• Executive

• Finance

• Governance

Other public company boards:

• T. Rowe Price Group Inc.

Other public company boards within 5 years:

• MeadWestvaco

• McCormick & Company, Inc.

Background:

Mr. Wilson served as a director of MeadWestvaco from 2011 until the effective date of the Combination when he became a director of the Company. He served as chairman of the board of McCormick & Company, Inc. from 2009 to 2017 and he served as its CEO from 2008 to 2016. Mr. Wilson joined McCormick in 1993 and served in a variety of other positions, including as president from 2007 to 2015, president of North American Consumer Products from 2005 to 2006, president of the U.S. Consumer Foods Group from 2003 to 2005 and vice president - sales and marketing for the U.S. Consumer Foods Group from 2001 to 2003.

Key Qualifications and Skills:

Mr. Wilson’s background, experience and judgment as CEO of a publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills. He also has experience working for a company with significant scale.

BOARD OPERATIONS

Board Leadership Structure

Our Bylaws separate the roles of CEO and Non-Executive Chairman, and provide for a Lead Independent Director. The Board believes this leadership structure is the most effective for us at this time because it allows our CEO to focus on running our business and combines a strong Non-Executive Chairman and Lead Independent Director to pursue sound governance practices that benefit the long-term interests of our stockholders.

Position	Role

CEO and President	• Has general supervision of our business and affairs, and is recognized as our leader by business partners, employees, stockholders and other parties

• Provides oversight, direction and leadership to the Board, and facilitates communication among directors and the regular flow of information between management and directors
Non-Executive Chairman	• Serves as chair of the Executive Committee
• Presides during Board and stockholder meetings
• Provides input, as appropriate, with respect to the CEO performance evaluation process, the Board performance self-evaluation process and Board succession planning

• Presides during meetings of the Board at which our Non-Executive Chairman is not present, including executive sessions of the independent directors
Lead Independent Director	• May call meetings of the independent directors
• Serves as a liaison between our Non-Executive Chairman and the independent directors
• If requested by a major stockholder, ensures he or she is available for consultation and direct communication

Board Committees

The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the Board. The Board has determined that all of the members of each committee (other than the Executive Committee) are “independent” within the meaning of the NYSE Standards and the Guidelines, and meet any applicable additional committee-specific independence requirements. The purpose and principle responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter (other than the Executive Committee, which does not have a charter), which can be found on our website.

AUDIT COMMITTEE

Members:

Gracia C. Martore (Chair)

Colleen F. Arnold

J. Powell Brown

Terrell K. Crews

Russell M. Currey

Timothy H. Powers

Meetings in Fiscal 2019: 6

* All members meet the independence requirements of Rule 10A-3 of the Exchange Act, the NYSE and the Guidelines, and are “financially literate” within the meaning of the NYSE Standards. Each of Ms. Martore and Messrs. Crews and Powers is an “audit committee financial expert” within the meaning of SEC regulations.

Purpose:

•   Assists the Board in fulfilling its responsibilities with respect to oversight of:

-  the integrity of our financial statements

-  our system of internal control over financial reporting

-  the performance of our internal audit function

-  our system of compliance with legal and regulatory requirements.

•   Oversees the independence, qualifications and performance of our independent auditor.

  Principal Responsibilities:

•   Directly appoints, compensates, retains and oversees the work of our independent auditor.

•   Discusses with management policies with respect to risk assessment and risk management.

COMPENSATION COMMITTEE

Members:

Timothy J. Bernlohr (Chair)

Michael E. Campbell (1)

Gracia C. Martore

Timothy H. Powers

Bettina M. Whyte

Meetings in Fiscal 2019: 3

* All members meet the independence requirements of the NYSE, the outside director requirements of the Internal Revenue Code of 1986 (the “Tax Code”) and the Guidelines, and qualify as “non-employee directors” for purposes of Rule 16b-3(b)(3)(i) of the Exchange Act.

Purpose:

•   Assists the Board in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors, and oversight of matters relating to our equity compensation and employee benefits plans.

Principal Responsibilities:

•   Sets the overall compensation strategy and compensation policies for our executives and non-employee directors.

•   Approves corporate goals/objectives relating to CEO compensation, evaluates our CEO’s performance and determines/approves our CEO’s compensation level.

•   Makes recommendations for compensating our non-employee directors.

•   Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage inappropriate risk taking.

•   Directly appoints, terminates, compensates and oversees the work of its advisors.

GOVERNANCE COMMITTEE

Members:

Bettina M. Whyte (Chair)

Timothy J. Bernlohr

Michael E. Campbell (1)

James E. Nevels

Alan D. Wilson

Meetings in Fiscal 2019: 5

* All members meet the independence requirements of the NYSE and the Guidelines.

Purpose

•   Assists the Board in fulfilling its responsibilities with respect to:

-  identifying and recommending qualified candidates for the Board

-  overseeing the evaluation of the effectiveness of the Board and its committees

-  reviewing matters on corporate governance, including trends and practices

-  maintaining the Guidelines and other governance policies and procedures

-  CEO succession

-  Board refreshment.

Principal Responsibilities:

•   Evaluates and recommends Board candidates.

•   Evaluates and recommends changes to the size, composition and structure of the Board and its committees.

FINANCE COMMITTEE Members: Terrell K. Crews (Chair) Colleen F. Arnold J. Powell Brown Russell M. Currey James E. Nevels Alan D. Wilson Meetings in Fiscal 2019: 5

Purpose

•   Assists the Board in fulfilling its responsibilities with respect to overseeing our financial management and resources.

Principal Responsibilities:

•   Reviews and recommends capital budgets to the Board for approval.

•   Reviews management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity.

•   Reviews financing and liquidity initiatives proposed by management.

EXECUTIVE COMMITTEE Members: John A. Luke (Chair) Timothy J. Bernlohr Gracia C. Martore Steven C. Voorhees Bettina M. Whyte Alan D. Wilson Meetings in Fiscal 2019: 0

Principal Responsibilities:

•   Exercises the authority of the Board in managing our business and affairs; however, it does not have the power to (i) approve, adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders or (ii) adopt, amend or repeal our Bylaws.

g In 2019, we added the Lead Independent Director to the Executive Committee.

(1)	Mr. Campbell is a current director and member of the Compensation Committee and Governance Committee. He was not nominated for election at the 2020 Annual Meeting due to his anticipated retirement.

Meeting Attendance in Fiscal 2019

The Board held six meetings and its committees held a total of 19 meetings. Overall attendance was approximately 96%, and each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served, except for Mr. Campbell. Each current director attended our annual meeting of stockholders held on February 1, 2019.

Meetings of Non-Management Directors and Independent Directors

Our non-management directors meet separately from other directors in regularly scheduled executive sessions. These sessions are conducted without the presence of management directors or officers, unless non-management directors request managers to attend. At least once a year, the independent directors meet separately from the other directors in executive session.

Stockholder Engagement

Stockholder engagement is a key pillar of our corporate governance framework. We conduct year-round, proactive stockholder engagement to ensure management and the Board understand and consider the issues that matter most to our stockholders. We believe ongoing engagement with our stockholders allows us to respond effectively to stockholder concerns.

We provide regular updates regarding our financial performance and strategic actions to the investor community through our participation in investor conferences, one-on-one meetings, earnings calls, and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through our SEC filings, press releases, website and sustainability report. In addition to our regular engagement initiatives, in the fall of 2019 we conducted an outreach program with the corporate governance teams of some of our largest stockholders. We discussed, among other topics, executive compensation, board refreshment and sustainability, and we shared feedback from these meetings with the Board.

Governance Highlight

As part of our shareholder outreach program in 2019, we requested meetings with corporate governance teams at stockholders representing 50% of our outstanding shares as a result of which teams representing 18% of our outstanding shares engaged with us.

Self-Evaluations

The Board and each committee other than the Executive Committee conducts an annual self-evaluation. The Governance Committee, which oversees the process and implementation of the self-evaluations, assesses the process of conducting self-evaluations annually and has used a variety of methods over the years to conduct the self-evaluations, including written questionnaires, interviews and discussions.

In fiscal 2019, we adopted a new written questionnaire that covered the following topics, among others:

•	Board and committee composition, including whether the Board has the right mix of diverse experience, background and thought at policy-making levels

•	Satisfaction with the performance of our Non-Executive Chairman, Lead Independent Director, committee chairs and individual directors

•	Satisfaction with Board materials, agenda setting and discussions, and access to senior management.

  Step 1. Process Review

In September 2018, the Governance Committee reviewed the self-evaluation process to ensure that it facilitates a candid assessment and discussion of the effectiveness of the Board and each Committee.

  Step 2. Self-Evaluations

Between November 2018 and January 2019, the Board and each committee conducted a self-evaluation using a written questionnaire and one-on-one interviews with each director led by our Corporate Secretary.

Step 3. Summary of Self-Evaluations

In January 2019, our Corporate Secretary delivered a summary of the results from the written questionnaire along his observations and specific recommendations from directors. Among other things, the summary indicated that:

•  The Board and committees are functioning effectively

•  Board dynamics are healthy

•  Plant visits are a valuable part of continuing education

Step 4. Board and Committee Review

In February 2019, the Board discussed the summary of the results from the written questionnaire, the observations of our Corporate Secretary and the recommendations from directors, along with a list of proposed actions to be taken in response to the results, observations and recommendations.

Step 5. Proposals and Responsive Actions Among the proposed actions were the following, each of which was acted upon by the Board as indicated below:
• Add our Lead Independent Director to the Executive Committee	✓ Added in February 2019
• Establish new M&A approval guidelines	✓ Adopted in April 2019
• Provide opportunities for small groups of directors to visit facilities	✓ Groups of directors visited our Grupo Gondi joint venture operations in Mexico in May and June 2019
• Discuss talent management/succession planning at every Board meeting	✓ Discussed at each subsequent Board meeting

Sustainability

Sustainability has become increasingly important to our customers, employees, and business strategy, and we are focused on operating our business in a sustainable manner. Our sustainability strategy includes:

•   Developing the most effective and sustainable fiber-based packaging.

•   Leading in sustainable forestry practices and the responsible reuse of recycled materials.

•   Understanding the consumer behaviors that drive global packaging trends and shape the future of sustainable packaging.

Governance Highlight

In October 2019, we named Pat Lindner our Chief Innovation Officer. In this role, he is responsible for strengthening our innovation processes, capabilities and expertise to, among other things, help us achieve our sustainability goals.

• Ensuring that our facilities operate efficiently and effectively, lowering our carbon footprint, minimizing waste and using natural resources responsibly.

See our website’s sustainability section for more information. The information on our website is not part of this Proxy Statement.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to acquaint the director with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations (including by outside speakers), discussions with management, visits to our facilities and other sources. In fiscal 2019, these activities included, among other things:

•	Small groups of directors (eight in total) visited our Grupo Gondi joint venture operations in Mexico.

•	The Board visited our SBS mill located in Covington, Virginia in connection with meetings held near that location.

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its key committees, each of which meets regularly and reports back to the Board. The committees’ risk oversight responsibilities are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Our internal control environment facilitates the identification and management of risks and regular communications with the Board. Our internal audit department conducts an annual companywide risk assessment that includes interviews with, and surveys completed by, more than 100 employees to identify and assess our highest impact risks. The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. Our general counsel informs each committee and the Board of significant and relevant legal and compliance issues. Each committee has access to outside counsel and may engage independent counsel.

Governance Highlights

In July 2019, a law firm delivered a presentation to the Board on cybersecurity. Also, during fiscal 2019, the Audit Committee received cybersecurity updates from our chief information officer at each regular committee meeting.

In fiscal 2019, the Chair of the Audit Committee began communicating directly with our chief compliance officer on at least a quarterly basis in order to enhance the Board’s oversight of risk and the independence of our compliance function.

AUDIT COMMITTEE

•  Oversees risk management related to

-   financial statements

-   financial reporting and disclosure processes

-   financial and other internal controls

-   accounting

-   legal/compliance matters

-   information technology

-   cybersecurity

•  Oversees the internal audit function.

•  Meets separately on a regular basis with representatives of our independent auditing firm and the head of our internal audit department.

COMPENSATION COMMITTEE

•  Oversees risk management related to our compensation philosophy and programs.

•  Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk.

GOVERNANCE COMMITTEE

•  Oversees risk management related to governance policies and procedures, and board organization and membership.

FINANCE COMMITTEE

•  Oversees risk management related to our annual capital budget plans and capital structure, and reviews financing and liquidity initiatives.

Anti-Hedging/Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, members of our leadership team and other designated employees, if any, from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for setting the overall compensation strategy and policies for our non-employee directors and for recommending to the Board the compensation of non-employee directors. Directors who also serve as employees do not receive payment for service as directors.

In making decisions concerning compensation for non-employee directors, the Compensation Committee considers the director compensation practices of peer companies and whether the recommendations align with the interests of our stockholders. We seek to align total non-employee director compensation with the approximate median of peer group total director compensation.

In fiscal 2019, the compensation consultant to the Compensation Committee analyzed the competitive position of our director compensation program against the peer group used for executive compensation purposes and examined how each element of our director compensation program compared to those for members of the peer group. After reviewing the results of the analysis, and considering other factors, the Compensation Committee recommended to the Board that no changes be made to the compensation program for non-employee directors. The Board considered and then approved this recommendation.

Governance Highlight The Board did not increase our non-employee director compensation for fiscal 2019.

Our non-employee director compensation in fiscal 2019 included the following components:

Component	Compensation ($)
Annual cash retainer	115,000
Annual stock award	135,000
Annual Non-Executive Chairman fee	40,000
Annual Lead Independent Director fee	20,000
Annual Committee Chair fees
Audit Committee	20,000
Compensation Committee	20,000
Finance Committee; Governance Committee	17,500

Director Compensation for 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Colleen F. Arnold	115,000	134,994	0	249,994

Timothy J. Bernlohr	135,000	134,994	0	269,994

J. Powell Brown	115,000	134,994	0	249,994

Michael E. Campbell (1)	115,000	134,994	0	249,994

Terrell K. Crews	132,500	134,994	0	267,494

Russell M. Currey	115,000	134,994	0	249,994

John A. Luke, Jr.	155,000	134,994	0	289,994

Gracia C. Martore	135,000	134,994	0	269,994

James E. Nevels	115,000	134,994	0	249,994

Timothy H. Powers	115,000	134,994	0	249,994

Bettina M. Whyte	132,500	134,994	0	267,494

Alan D. Wilson	135,000	134,994	0	269,994

(1) Mr. Campbell was not nominated for election at the 2020 Annual Meeting because he has reached our mandatory director retirement age.

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in fiscal 2019, whether or not such fees were deferred. These fees were paid in connection with the annual cash retainer, the Non- Executive Chairman’s annual fee, the Lead Independent Director’s annual fee and each Committee Chair annual fee.

The amounts reported in the Stock Awards column reflect the grant date fair value associated with stock awards made in fiscal 2019, calculated in accordance with the provisions of Accounting Standards Codification (“ASC”) 718. On January 31, 2019, each non-employee director received 3,316 restricted shares of Common Stock, or restricted stock units (for directors who elected to defer their equity awards pursuant to the WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”)). See “— Deferred Compensation.” The number of shares and units associated with this award was determined by dividing the value of the annual stock award by the closing price of Common Stock as reported on the NYSE on the grant date.

Deferred Compensation

Non-employee directors may elect annually to defer all of their cash compensation and/or equity award pursuant to the terms of the Deferred Compensation Plan. At the director’s option, we credit his or her (i) cash deferred account with the cash compensation he or she elected to defer and (ii) stock unit account for each restricted share of Common Stock that he or she elected to defer. The rights of the director in the balance credited to his or her deferred cash account are vested at all times, whereas rights in the balance of the stock unit account vest in accordance with the vesting schedule for the related restricted Common Stock grants. During fiscal 2019, Messrs. Campbell, Powers and Wilson and Ms. Martore deferred both their cash compensation and equity award, and Ms. Arnold and Ms. Whyte deferred only their equity award.

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own at least the greater of (i) 5,000 shares of Common Stock or (ii) a number of shares of Common Stock having a value of not less than five times the annual cash retainer. In determining compliance with these guidelines, stock ownership includes vested and unvested restricted stock awards and restricted stock units. Directors have five years from the date of their initial election to achieve the targeted level of ownership. All non-employee directors are in compliance with these guidelines.

Our non-employee directors are required to retain 50% of the restricted stock, net of any shares used to satisfy any related tax liability upon vesting, awarded to the individual for a period of two years following the vesting of the restricted stock, or until the individual no longer serves as a director. The retention period does not apply to any shares to the extent the recipient continues to own an amount of Common Stock at least equal to the number of shares required under the preceding sentence, plus a number of shares required to be held under our stock ownership guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which those persons (or their associates or immediate family members) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the Governance Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. We do not have a formal written policy for approval or ratification of these transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above as well as our various codes of conduct. There was no transaction during fiscal 2019, and there are no currently proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000 and an executive officer, director, director nominee, a beneficial owner of five percent or more of our Common Stock or any immediate family members of such persons had or will have a direct or indirect material interest.

COMMUNICATING WITH THE BOARD

Stockholders and other interested parties may communicate with directors (i) by mail at WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328 or (ii) by facsimile at (770) 263-4402. Communications intended specifically for our non-executive chairman and other non-management directors should be marked “Attention: Independent Director Communications,” while all other director communications should be marked “Attention: Director Communications.” Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address and marking the communication “Attention: Audit Committee Communications.” Comments may also be delivered by using our website contact form.

COMPENSATION MATTERS

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement

Voting Recommendation: FOR the proposal

Vote Required: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: No. Broker non-votes have no effect

Abstentions: Vote against

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.

We have historically received high levels of support from our stockholders on advisory votes to approve executive compensation.

Historical Support for Say-on-Pay Proposals
2017: 97%	2018: 98%	2019: 94%

As described in detail in the Compensation Discussion and Analysis section beginning on page 20, we believe our compensation policies and procedures are competitive, focused on pay-for-performance principles and strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees, including our NEOs, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. Our objectives include creating a clear path between realized compensation and the successful execution of our business strategy and enhancing each individual executive’s performance. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance and the performance of the individual executive.

We believe that our executive compensation program has been instrumental in helping us to achieve our strong historical financial performance, and that the emphasis of the program on pay-for-performance has benefited the Company and our stockholders.

The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the compensation philosophy, policies and practices described in this Proxy Statement. Our stockholders have the opportunity to vote for or against, or to abstain from voting on, the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers determined by the compensation committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because the required vote is advisory, it will not be binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

We provide our stockholders with this advisory vote to approve executive compensation on an annual basis and we expect that the next such vote will occur at the 2021 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for the following named executive officers (“NEOs”):

Name	Title
Steven C. Voorhees	President and CEO
Ward H. Dickson	Executive Vice President and CFO
James B. Porter III	President, Business Development and Latin America
Jeffrey W. Chalovich	Chief Commercial Officer and President, Corrugated Packaging
Marc P. Shore	President, Multi Packaging Solutions (“MPS”)
Robert A. Feeser (1)	Former President, Consumer Packaging

(1)	Mr. Feeser retired effective April 30, 2019.

EXECUTIVE SUMMARY

We use our executive compensation program as a strategic tool to support the successful execution of our business strategy.

The Compensation Committee has primary oversight over the design and execution of our executive compensation program. The program is based on a pay-for-performance model – it uses short-term incentives (“STI”) and long-term incentives (“LTI”) to drive multiple dimensions of performance and align the interests of our executives with those of our stockholders.

Compensation Governance and Practices

Pay-for-Performance

•   100% of 2019 STI goals were tied to Company, segment or unit performance

•   80% of 2019 LTI award value was tied to multi-year overall Company performance

•   89% of CEO’s total 2019 target compensation was at risk; an average of 76% for other NEOs

Risk Mitigation

•   Annual review of compensation plans, policies and practices includes risk assessment

•   Anti-hedging/pledging policy

•   Clawback provisions

•   Stock ownership guidelines and stock retention policy

Program Features • Independent oversight • Competitive benchmarking • Limited perquisites • No dividend or dividend equivalents paid on unearned equity awards

Say-on-Pay Results

At our annual meeting of stockholders held on February 1, 2019, 94% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee took these results into account by continuing to emphasize our pay-for-performance philosophy and utilizing challenging performance measures that provide incentives to deliver value to our stockholders. We have historically received high levels of support from our stockholders on advisory votes to approve executive compensation.

2017 Support	2018 Support	2019 Support
97%	98%	94%

Fiscal 2019 Compensation Highlights

Business Strategy Alignment

Our business strategy in fiscal 2019 continued to focus on generating earnings and free cash flow, and realizing productivity improvements. The Compensation Committee aligned our executive compensation program with our business strategy by placing substantial weight on achieving these goals. For fiscal 2019, 100% of the STI goals for our NEOs were based on achieving EBITDA and productivity goals, and 50% of LTI award value was based on a cash flow per share measure.

Changes to Executive Compensation Program

Listed below are the changes we made to our executive compensation program for fiscal 2019.

What We Did	Why We Did It
• Added restrictive covenants to our LTI agreements	• To ensure that we protect our legitimate business interests
• Adopted an executive severance policy	• To promote consistency in treatment across certain departing executives
• Added an executive physical program	• To promote the health and well-being of our most senior executives
• Improved the application of the safety modifier determination process	• To allow the Compensation Committee to apply positive (in addition to negative) discretion to ensure that our safety commitments are reflected in STI payouts
• Increased weighting of Mr. Shore’s productivity measure from 10% to 20% and decreased weighting of unit EBITDA measure from 50% to 40%	• To align Mr. Shore’s STI goals with those of other operating executives

Pay-for-Performance Alignment

Our executive compensation program design for fiscal 2019 reflects our commitment to pay-for-performance – 100% of our NEOs’ STI goals were tied to Company, segment or unit performance and 80% of our NEOs’ LTI award value was tied to overall Company performance. Fiscal 2019 payouts under our STI program demonstrate our commitment to pay-for-performance.

g	Achieved 91% of the consolidated EBITDA component because actual results were below target performance levels, resulting in a payout of 80% of target
g	Achieved 100% of the productivity component because actual results were at target performance levels, resulting in a payout of 100% of target
g	Reduced payouts to our NEOs under our STI program by between 0.5% and 2% due to a safety modifier

The value realized by our CEO from LTI is based entirely on the value of our Common Stock and our financial and operational performance. Due to the strong alignment between pay and performance over the last three years, our CEO’s total realizable pay is 38% lower than his targeted pay for the same period.

CEO and President Realizable Pay

Amounts are shown in thousands of dollars. Amounts shown for each target pay column reflect (a) base salary paid during the fiscal year, (b) the target annual performance bonus amount and (c) the fair value of equity (derived by multiplying the number of shares at target by the closing price of our Common Stock on the grant date). Amounts shown for each realizable pay column reflect (i) base salary paid during the fiscal year, (ii) the annual performance bonus amount paid, (iii) the value of time-based restricted stock based on the closing price of our Common Stock on September 30, 2019 and (iv) the expected value of performance-based restricted stock based on our cash flow performance and relative total shareholder return performance through September 30, 2019.

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

Philosophy and Objectives

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our NEOs, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance and the executive’s leadership. Core principles of our executive compensation program include:

•	Overall compensation must be competitive relative to other comparable organizations in order to attract and retain superior executives.

•	A substantial portion of target total direct compensation should be linked to variable, at-risk pay.

•

Compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at-risk with respect to performance.

•	LTI should be used (in addition to STI and cash compensation) to encourage a focus on long-term strategy and execution, and to align our executives’ and stockholders’ interests.

Pay-for-Performance

Our executive compensation program is based on a pay-for-performance model. In fiscal 2019, 100% of our NEOs’ STI goals and 80% of our NEOs’ LTI award value were tied to Company, segment or unit performance.

The Compensation Committee structures our NEOs’ compensation so that a significant portion is at risk. This allocation of variable target direct compensation aligns with our compensation philosophy of motivating our executive officers to achieve our business objectives in the short term and to grow our business to create long-term value for our stockholders. As noted below, in fiscal 2019, approximately 89% of targeted total direct compensation for our CEO was at risk, and only 11% of his compensation was fixed, ensuring a strong link between his targeted total direct compensation and our financial and operating results. An average of approximately 76% of targeted total direct compensation for the other NEOs was at risk in fiscal 2019.

CEO Pay Mix	Other NEO Pay Mix

ADMINISTRATION

Peer Group

In October 2018, with the assistance of its compensation consultant, the Compensation Committee reviewed the then current compensation peer group to ensure that it reflected companies with which we compete for talent, that compete in our industry or adjacent industries or that have a similar scope and scale of organization to us, considering both the organization we had at the time and the organization we expected to have following the KapStone acquisition. The Compensation Committee also considered companies with revenue similar to ours and those included in our relative total shareholder return and ISS peer groups. Based on this analysis and the recommendation of its compensation consultant, the Compensation Committee determined to make the following changes to the compensation peer group for fiscal 2019:

•	Added Honeywell International Inc., The Sherwin-Williams Company and Freeport-McMoRan Inc.

•	Removed Owens-Illinois Inc.

The Compensation Committee made these changes based on the companies’ industry relevance to us, to account for changes in the competitive market for talent and to expand our peer group sample size and bring its median revenue into better alignment.

2019 Peer Group
3M Company	Kimberly-Clark Corporation
Avery Dennison Corp.	LyondellBasell Industries NV
Ball Corporation	Nucor Corporation
Crown Holdings, Inc.	Packaging Corporation of America
Freeport McMoRan Inc.	PPG Industries Inc.
The Goodyear Tire & Rubber Company	Sherwin-Williams Company
Honeywell International, Inc.	United States Steel Corporation
International Paper Company	Weyerhaeuser Company
Revenue (in 000s of $) (1)
75th Percentile	$22,389
Median	$16,444
25th Percentile	$11,302
WestRock Company	$16,109(2)
WestRock Company Percentile Rank	49%

(1)	Trailing twelve months revenue as of October 14, 2018.
(2)	Does not reflect the revenue impact of KapStone, which we acquired on November 2, 2018.

Benchmarking

The Compensation Committee uses competitive market data regarding base salary, STI and LTI to evaluate overall compensation levels in light of practices at companies that we compete with for talent, and seeks to ensure that pay opportunities do not deviate significantly from the market median, but does not target a specific level of compensation. Individual pay levels are determined based on a review of each individual executive’s responsibilities, performance and experience, as well as the Compensation Committee’s judgment regarding competitive requirements and internal equity.

While the Compensation Committee reviews competitive market data regarding the various components of compensation for each NEO and certain other executives, the primary data point used to assess executive compensation is target total direct compensation, which is comprised of target total cash compensation (base salary and target STI opportunity), plus target LTI award value. The Compensation Committee has a bias to include more performance-based pay, particularly LTI, to deliver competitive pay.

Role of the Compensation Consultant

The Compensation Committee has sole discretion to retain and obtain the advice of a compensation consultant, and is directly responsible for the appointment, termination, compensation and oversight of the work of the compensation consultant. The Compensation Committee retains a compensation consultant to provide it with objective analysis, advice and information (including competitive market data and compensation recommendations). The compensation consultant reports to the Chair of the Compensation Committee and has direct access to other Compensation Committee members. The compensation consultant attends all significant meetings of the Compensation Committee and meets with the Compensation Committee in person in executive sessions without management present.

For fiscal 2019, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to serve as its compensation consultant. The Compensation Committee engaged Meridian after completing a request for proposal involving multiple firms. The Compensation Committee requested and received a letter from Meridian addressing its independence in light of the standards embodied in SEC rules and NYSE Standards. The Compensation Committee considered these and other factors relevant to Meridian’s independence, and concluded that Meridian was independent and the engagement would not raise any conflict of interest. The Compensation Committee reaffirmed Meridian’s independence in July 2019.

Role of Management

The Compensation Committee considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of our other senior executives. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the Compensation Committee for consideration. Based on performance appraisals and information regarding competitive market practices provided by the compensation consultant, our CEO recommends base salary adjustments, STI opportunities and LTI levels for our other senior executives. Our CEO also presents his evaluation of each senior executive’s contributions and performance over the past year, strengths and development needs and actions.

Setting Compensation Levels

After considering advice and recommendations from our CEO and the compensation consultant, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each compensation element. The Compensation Committee reviews a detailed analysis of each executive’s annual total direct compensation and the value of benefits under retirement plans, as well as compensation tally sheets for our most senior executives.

COMPENSATION ELEMENTS

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives. STI focus on the performance goals we believe drive stockholder value and for which our executives are responsible. LTI are equity based and include a combination of performance-based restricted stock and time-based restricted stock. We believe LTI are critical in aligning our executives’ and stockholders’ interests, and creating an effective retention measure. Together, we believe that these incentives focus our executives on making decisions that will benefit our stockholders.

Our executive compensation program includes the following primary components: base salary, STI, LTI and retirement benefits.

Factors	Base Salary	Annual Performance Bonus (STI)	Performance-Based Restricted Stock (LTI)	Time-Based Restricted Stock (LTI)
Form of Compensation	Cash		Equity
	Fixed	Performance-Based	Performance-Based	Time-Based
Performance Timing	Short-Term Emphasis		Long-Term Emphasis
Measurement Period	Annual and Ongoing	1 year	Vests at end of 3-year period	Vests at end of 3-year period
Key Performance Metrics Applicable	—	EBITDA and Productivity	Cash Flow Per Share; Relative Total Shareholder Return; Stock Price	Stock Price
Determination of Performance- Based Payouts	—	Formulaic with Discretion (Safety)	Formulaic with Negative Discretion	—

Base Salary

Base salary is designed to provide competitive levels of compensation to executives based on their responsibilities, performance and experience. No specific formula is applied to determine the weight of each of these factors. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. At lower executive levels, base salaries represent a larger portion of total compensation in accordance with our pay philosophy. At more senior executive levels, a greater portion of overall compensation is progressively replaced with variable compensation opportunities.

The following pay increases were approved by the Compensation Committee as a result of a review of competitive market data for similarly situated positions, as well as internal equity considerations.

NEO	Percentage Increase (%)	2019 Annual Base Salary ($)
Steven C. Voorhees	3.8	1,245,000
Ward H. Dickson	4.6	680,000
James B. Porter III	0	628,000
Jeffrey W. Chalovich	11.5(1)	725,000
Marc P. Shore	2.6	795,000
Robert A. Feeser	3.2	645,000

(1)

Represents an increase from $650,000 to $680,000, which was effective on January 1, 2019, and an increase from $680,000 to $725,000, which was effective on May 1, 2019. The second increase was driven by Mr. Chalovich’s appointment as our first Chief Commercial Officer and his continued responsibility for the Corrugated Packaging segment. In making these changes, the Compensation Committee evaluated compensation data for similarly sized manufacturing businesses to ensure that Mr. Chalovich’s compensation remained competitive.

Annual Performance Bonus (STI)

Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals that support our business strategy. Annual bonus goals are established for each executive who participates in the program, including each NEO. Consistent with our philosophy of paying for performance, our NEOs’ performance-based compensation rises and falls with our overall achievement of performance goals. The size of the target annual executive bonus program opportunities is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. Target awards are based on a percentage of the executive’s base salary.

The amount actually paid to an executive under the annual executive bonus program is a function of the following variables:

•	The executive’s target bonus opportunity

•	The goals established by the Compensation Committee

•

For each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the Compensation Committee’s determination of the extent to which the executive’s goals were met.

Awards earned under the annual executive bonus program are contingent upon continued employment through the end of the fiscal year (which is our performance period) and are subject to the discretion of the Compensation Committee (based on safety performance) to adjust the payout, as appropriate.

Performance Goals

For fiscal 2019, the primary performance goals for each of our NEOs were EBITDA and productivity results.

EBITDA Results

The Compensation Committee again assigned the greatest weighting to the consolidated EBITDA goal because it believes maximizing consolidated EBITDA will drive long-term stockholder value.

For STI purposes, EBITDA is generally calculated as operating income adjusted to exclude the impact of depreciation and amortization; pension and postretirement non-service income or expense excluded from operating income in accordance with ASU 2017-07; costs of discontinued operations or closed plants; certain severance costs; last in, first out inventory valuation expense; expenses or income from conforming accounting policies or income statement impact from M&A; acquisition inventory step-up; expenses from certain litigation; extraordinary items; asset impairment charges; pension expense resulting from proactive management of our pension liability; and new accounting pronouncements, cumulative effect of accounting changes and prior period accounting errors.

The Compensation Committee set the fiscal 2019 consolidated EBITDA and Integrated NA Corrugated EBITDA goals 23% and 46%, respectively, higher than the same goals for fiscal 2018. These increases reflected the anticipated contribution to EBITDA from KapStone’s results. At the time the Compensation Committee set these goals, it anticipated that we would close the acquisition of KapStone by the end of 2018. As such, the Compensation Committee determined to include the impact of KapStone in the applicable EBITDA results for fiscal 2019 from January 1, 2019.

EBITDA Measure	Target (in 000s of $)	Actual (in 000s of $)

Consolidated	3,553,000	3,232,000

Brazil (1)	428,000	427,190

Integrated NA Corrugated	2,413,000	2,150,860

Multi Packaging Solutions	279,000	256,000

Integrated Consumer	1,029,000	965,490

(1)	Performance benchmark is presented in local currency (Brazilian Real).

Productivity Results

For fiscal 2019, the Compensation Committee maintained the weighting of the productivity goal for all NEOs because it believes realizing productivity improvements will help us achieve our performance improvement goals. For STI purposes, the productivity goals are measured based on realized improvements. For fiscal 2019, the target opportunity for year-over-year productivity improvements was $240 million and we realized $240 million of improvements, resulting in awards that were at the target opportunity for this component of our NEOs’ bonuses.

The Compensation Committee set the fiscal 2019 productivity goal at a level that was higher than our actual productivity performance in fiscal 2018 but lower than the associated goal that we set for fiscal 2018. The productivity goal for fiscal 2019 reflected our continuous focus on realizing productivity improvements and opportunities to realize productivity improvements from the KapStone acquisition, as well as the fact that we had already achieved our $1 billion synergy and performance improvement goal related to the Combination by the end of fiscal 2018.

Safety Modifier

We place a high value and emphasis on safety. For fiscal 2019, management evaluated safety results based on the following factors: OSHA recordable incident rate; lost work days; life changing events; our results compared to those of our peers; year-over-year improvements; and proactive safety activities. If safety results failed to meet predetermined performance objectives (e.g., a 5% improvement in the OSHA recordable incident rate and the lost work days measure), then the Compensation Committee had discretion to reduce STI payouts by up to 10%. If safety results exceeded predetermined performance objectives, then the Compensation Committee had discretion to increase STI payouts by up to 5%. Based on the safety results of our various businesses, the Compensation Committee reduced the STI payouts for Messrs. Voorhees, Dickson and Chalovich by 2% and the STI payouts for Messrs. Porter and Shore by 0.5%.

The fiscal 2019 bonus goals for Messrs. Voorhees and Dickson were based exclusively on consolidated Company measures because their positions had a substantial impact on the achievement of those measures. The fiscal 2019 bonus goals for Messrs. Porter, Chalovich and Shore were based on a combination of consolidated Company measures (i.e. EBITDA and productivity) and measures focused on the results of the businesses they oversaw (Brazil EBITDA for Mr. Porter, Integrated North American Corrugated Packaging EBITDA for Mr. Chalovich, MPS EBITDA for Mr. Shore and Integrated Consumer Packaging EBITDA for Mr. Feeser). Each NEO’s target bonus amount was set at a percentage of his base salary, with payouts of 50% and 200% of that amount for threshold and maximum performance, respectively. Performance below threshold for a particular measure would result in no payout for that measure.

For fiscal 2019, Mr. Voorhees was eligible to earn a maximum cash bonus of 305% of his fiscal year base salary and each other NEO was eligible to earn a maximum cash bonus of 205% of his fiscal year base salary, in each case, to the extent that we achieved each of the applicable performance goals at or in excess of the maximum performance benchmarks and the Compensation Committee exercised its discretion to increase the STI payout by 5% based on achieving our safety objectives.

The following table provides the performance benchmarks for each of our STI performance goals, as well as the weighting assigned to each goal for each of our NEOs.

		Performance Goals (in 000s of $) *
Goal	Weight (% of Target) by NEO	Threshold	Target	Maximum

EBITDA – Consolidated Company	75 – Voorhees; Dickson 50 – Porter 40 – Chalovich; Shore; Feeser	2,750,000	3,553,000	4,086,000

EBITDA – Brazil (1)	25 – Porter	364,000	428,000	492,000

EBITDA – Corrugated Packaging Segment	35 – Chalovich	1,810,000	2,413,000	2,775,000

EBITDA – MPS	40 – Shore	237,000	279,000	321,000

EBITDA – Consumer Packaging Segment	35 – Feeser	874,000	1,029,000	1,185,000

Productivity (Realized) – Consolidated Company	25 – All except Shore 20 – Shore	200,000	240,000	280,000

*	Results between performance levels are interpolated on a straight-line basis

(1) Performance goals are presented in local currency (Brazilian Real).

The Compensation Committee sets performance goals at the beginning of each fiscal year, and as needed to account for changes in the Company after considering management’s recommendations, the confidential business plan and the budget for that fiscal year. The Compensation Committee sets the required performance goals to achieve a maximum payout for a particular performance goal at ambitious levels that the Compensation Committee believes can only be attained when applicable results are exceptional and justify the higher award payments.

Potential bonus payouts under the STI plan are determined by modifying the executive’s target bonus amount based on the relative weightings of the performance goals and the level at which they are achieved against the target values. The range of potential payouts were 40% of target at threshold performance (assuming the greatest possible reduction on the safety modifier) to 305% of target at maximum performance for the CEO and 205% of target at maximum performance for each other NEO (in each case, assuming the greatest possible increase on the safety modifier).

Performance-Based Payouts

The Compensation Committee is responsible for assessing actual performance relative to performance goals for each goal and, in doing so, determines and certifies the amount of any final bonus payout. For fiscal 2019, the Compensation Committee determined and certified that the NEOs achieved performance goals and safety objectives resulting in the total executive bonus payout in dollars and as a percentage of target at the end of the fiscal year as set forth below.

NEO	Actual 2019 Executive Bonus Payout ($)	Actual 2019 Executive Bonus (% of Target)

Steven C. Voorhees	1,556,062	83

Ward H. Dickson	566,598	83

James B. Porter III	561,815	89

Jeffrey W. Chalovich	578,019	80

Marc P. Shore	641,228	81

Robert A. Feeser (1)	0	0

(1)	Mr. Feeser retired effective April 30, 2019. He did not receive a bonus for fiscal 2019.

Long-Term Incentives (LTI)

LTI awards are designed to allow us to focus attention on the successful execution of our long-term business strategy and providing future returns to our stockholders.

We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact our long-term profitability.

For fiscal 2019, LTI awards consisted primarily of performance-based restricted stock (80% of the award value) – subject to either a cash flow per share measure (50% of the total award value) or a relative total shareholder return measure (30% of the total award value) – and time-based restricted stock (20% of the total award value). We believe that the combination of performance-based restricted stock with time-based restricted stock creates a strong at-risk LTI portfolio that provides optimal alignment among our stock price performance, our management team’s long-term execution of our strategic plan and the LTI amounts actually realized by our executives.

Timing

While the Compensation Committee may grant LTI awards at any time, it generally approves awards for executives at its January or February meeting each year, except for awards related to promotions, new hires or acquisitions. Grants approved during scheduled meetings become effective and are priced as of the date of approval or as of a pre-determined future date based on a date of hire. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date.

Performance-Based Restricted Stock

Performance-based restricted stock is designed to incentivize and retain our executives by offering them the opportunity to receive shares of Common Stock upon achieving pre-determined performance criteria. The performance-based restricted stock awards include a service condition and a performance condition. In fiscal 2019, we utilized two performance conditions: one based on our achievement of a specified cash flow per share and another based on our achievement of a specified relative total shareholder return. In each case, performance will be assessed during the three-year period beginning January 1, 2019 and ending on December 31, 2021.

For the cash flow per share-based awards, subject to the satisfaction of the applicable service requirement, the actual number of shares that will vest pursuant to the grants made on January 31, 2019 will be a percentage of the respective target awards based on our cash flow per share (as defined below) as follows:

Cash Flow Per Share ($)	Percent of Target Award (%)
>5.50	200
4.50	100
3.50	50
< 3.50	0

* Awards for performance between these goal levels will be interpolated on a linear basis; provided performance in excess of the maximum goal level will not result in vesting in excess of 200% of the target award.

The Compensation Committee set the cash flow per share target for 2019 grants at a lower level than the target used for 2018 grants. This reflected more challenging business conditions at the time the 2019 target was set compared to when the 2018 target was set.

“Cash flow per share” is calculated as our “cash flow”, divided by three, divided by the average of the “diluted weighted average shares outstanding” during the 12 quarters in the period beginning January 1, 2019 and ending December 31, 2021. The term “cash flow” means our “net cash provided by operating activities,” as set forth in our statements of cash flow during the period beginning on January 1, 2019 and ending December 31, 2021; minus the actual amount of “capital expenditures” up to $3.462 billion (excluding expenditures for certain key specified capital projects) and any amount over $3.462 billion in the discretion of the Compensation Committee, as set forth in our statements of cash flow during the period beginning January 1, 2019 and ending December 31, 2021; plus the sum of all cash sources included in the “investing activities” section of our statements of cash flow during the period beginning January 1, 2019 and ending December 31, 2021, but excluding any cash acquired in a merger (provided that the Compensation Committee may limit cash sources to $100 million in any year); plus the after-tax cash impact of any merger, acquisition and divestiture-related integration and restructuring costs; plus any payments made in connection with the cash settlement of any opening balance sheet liabilities related to costs of mergers and acquisitions recorded on the books of the acquired or merged entities; plus 32.3% (or our actual ownership percentage, if different than 32.3%) of the net income of our joint venture with Grupo Gondi; plus the after-tax impact of any cash payments relating to any multi-employer pension plan, other than normal pension contributions; plus any cash tax consequences arising from the prepayment of the Plum Creek Timber Note Holdings notes receivable or notes payable; plus any cash payments made in connection with certain claims and litigation; provided that the Compensation Committee (a) will reverse the negative impact to cash flow associated with the one-time transition tax incurred under the Tax Cuts and Jobs Act and (b) may, at the time an acquisition or investment involving total consideration of $500 million or more is approved by the Board, adjust the cash flow per share goals and/or diluted weighted average shares outstanding to account for the positive or negative effect of such acquisition or investment.

For the relative total shareholder return-based awards, subject to the satisfaction of the applicable service requirement, the actual number of shares that will vest pursuant to the grants made on January 31, 2019 will be a percentage of the respective target awards based on our relative total shareholder return (as defined below) as follows:

Relative Total Shareholder Return	Percent of Target Award (%)
> 75th percentile	200
50th percentile	100
30th percentile	50
< 30th percentile	0

Awards for performance between these goal levels will be interpolated on a linear basis; provided performance in excess of the maximum goal level will not result in vesting in excess of 200% of the target award. Payouts under this performance measure are capped at target if our total shareholder return is negative over the performance period.

“Total Shareholder Return” is calculated using the average of our Common Stock price for the 20 trading days prior to the start and end of the January 1, 2019 through December 31, 2021 performance period (the 20-day periods ending on December 31, 2018 for the initial period and on December 31, 2021 for the ending period) compared to the common stock price of companies included in the S&P 500 Materials Index using an identical calculation, provided that in all cases, dividends paid to stockholders during the performance period will be calculated in the results as a reinvestment on the ex-dividend date closing price.

The performance-based restricted stock granted in fiscal 2019 is scheduled to vest on January 31, 2022 and provides for (i) dividend equivalent rights to be credited to the recipient prior to vesting on only the earned number of shares, (ii) early vesting in the event of a termination following a change in control, (iii) pro rata vesting upon retirement in certain circumstances and (iv) no voting rights prior to vesting.

Stock Options

Although the Compensation Committee has awarded stock options in the past, it did not do so in fiscal 2019, 2018 or 2017. When stock options are awarded, they are granted at fair market value, and have a three-year vesting period and a 10-year term.

Time-Based Restricted Stock

For fiscal 2019, 20% of target LTI compensation value was awarded in the form of time-based restricted stock to encourage executive retention. The Compensation Committee approves a dollar value for these awards and the recipient is granted a number of shares of restricted stock equal to that value. The economic value calculated for each award is based on the grant date closing stock price of our Common Stock. The time-based restricted stock typically vests on the third anniversary of the grant date and provides for (i) dividend equivalent rights to be credited to the recipient prior to vesting on only the earned number of shares, (ii) early vesting in the event of a termination following a change in control, (iii) pro rata vesting upon retirement in certain circumstances and (iv) no voting rights prior to vesting.

Fiscal 2019 LTI Awards

The Compensation Committee made the following LTI grants to our NEOs in fiscal 2019.

NEO	Performance-Based Restricted Stock – Number of Shares at Target (#)	Time-Based Restricted Stock – Number of Shares (#)
Steven C. Voorhees	159,030	39,755
Ward H. Dickson	33,410	8,350
James B. Porter III	32,090	8,020
Jeffrey W. Chalovich	33,410	8,350
Marc P. Shore	31,245	7,810
Robert A. Feeser	25,350	6,340

Restrictive Covenants

In connection with fiscal 2019 LTI awards, each NEO (other than Messrs. Porter and Shore) executed a restrictive covenant agreement that included non-competition and non-solicitation provisions – in each case, these restrictions cover the period of employment plus one year from the date of termination. Messrs. Porter and Shore are subject to non-competition and non-solicitation provisions pursuant to the terms of their respective employment agreements.

2016 Performance-Based Restricted Stock Payout

We utilized a cash flow per share performance measure in connection with the stock awards made on February 2, 2016. Pursuant to the terms of the awards, we were required to generate cash flow per share of $3.40 to earn a target payout. In January 2019, the Compensation Committee approved a payout at 200% of target, reflecting the generation of $4.63 of cash flow per share during the performance period.

Retirement Benefits

We provide certain retirement benefits to our NEOs in order to provide a fundamental component of compensation and to attract and retain high quality senior executives. See “— Executive Compensation Tables — Retirement Plans” for more information.

Other Benefits

Perquisites are not a significant element of our executive compensation program. We have reimbursed Mr. Porter with respect to his automobile allowance. We do not reimburse our NEOs for club memberships or provide tax gross-up payments (other than for Mr. Porter with respect to his automobile allowance). Certain perquisites are provided that enable our NEOs to perform their responsibilities more efficiently. For example, Messrs. Voorhees and Porter may use our airplanes for business and limited personal use. This perquisite helps keep them more secure, ensures their quick availability for Company matters and permits them to work on Company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the Company.

In fiscal 2019, we began providing an annual executive physical benefit to certain of our senior executives, including our NEOs. The Compensation Committee determined to offer this benefit in order to promote the health and well-being of our most senior executives and to provide them access to comprehensive and convenient preventative care.

OTHER COMPENSATION PRACTICES AND POLICIES

Consideration of Risk in Compensation Policies

Our compensation plans, policies and practices are designed to implement our compensation philosophy of motivating our executive officers to achieve our business objectives in the short term and to grow our business to create long-term value for our stockholders. As part of our annual review of our compensation plans, policies and practices, we conduct a risk assessment to ensure that such plans, policies and practices are not encouraging undue risk taking. In addition, we utilize a mix of performance measures, so that undue emphasis is not placed on one particular measure, and employ different types of compensation to provide value over the short- and long-term.

Officer Stock Ownership and Retention Requirements

Certain of our executives, including our NEOs, are expected to meet or exceed specified levels of Common Stock ownership in order to align their interests with those of our stockholders. The Board has established the following ownership guidelines:

Position	Target Ownership
Chief Executive Officer	6 times base salary
Other Designated Executives	3 times base salary

In determining compliance with these guidelines, stock ownership includes shares owned outright, vested or unvested stock grants, stock unit grants or deferred stock units, and shares held in trust for the benefit of the individual. Executives have five years from the date of their designation to achieve the targeted level of ownership. All NEOs are in compliance with these guidelines.

Certain of our executives, including our NEOs, are required to retain 50% of the restricted stock awarded to the individual, net of any shares used to satisfy any related tax liability upon vesting, for a period of two years following the vesting of the restricted stock or until the individual no longer serves as an employee. The retention period does not apply to any shares to the extent the recipient continues to own an amount of Common Stock at least equal to the amount of shares required under the preceding sentence, plus the amount of shares required to be held under our stock ownership guidelines.

Anti-Hedging/Anti-Pledging Policy

See “Board and Governance Matters – Board Operations – Anti-Hedging/Anti-Pledging Policy.”

Clawback Provisions

The Compensation Committee has adopted clawback provisions that apply to awards made to our NEOs pursuant to our annual executive bonus program and incentive stock plans that allow us to recapture amounts paid or stock granted to NEOs that vests based on financial results that we are required to restate at a future date if the Compensation Committee determines that the restatement is based in whole or in part upon any applicable misconduct by an applicable NEO. These provisions require an applicable NEO to pay us an amount of cash or deliver an amount of shares of Common Stock equal to the benefit received by the NEO because of the misstatement of financial results. These provisions apply to misstatements of financial results that are discovered within 24 months after an applicable stock grant has vested or bonus has been paid. The Compensation Committee may adopt changes to the clawback provisions if the SEC issues final rules and the NYSE adopts related listing standards implementing the provisions of the Dodd-Frank Act related to compensation recovery.

Deductibility of Executive Compensation

The Tax Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its covered executive officers. This limitation previously did not apply to compensation that met the Tax Code requirements for “qualifying performance-based” compensation. Historically, we designed our compensation programs to qualify for this performance-based exception by, for example, establishing performance goals and maximum amounts that could be granted to executive officers. With the passage of the Tax Cuts and Jobs Act of 2017, this exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that we expect that compensation paid to our covered executive officers in excess of $1 million will not be deductible in future fiscal years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Severance Plan Benefits

In April 2019, we adopted the WestRock Company Executive Severance Plan (the “Severance Plan”), which is intended to provide severance pay to certain eligible executives whose employment is terminated under certain circumstances. Subject to certain conditions, an eligible executive may receive severance pay (if he or she incurs an eligible termination) in an amount equal to 12 months of base salary and, in most instances, medical insurance coverage for a period of 12 months. All of the NEOs, other than Messrs. Porter, Shore and Feeser, may be a potential eligible executive under the Severance Plan.

Employment Agreements and Change in Control Agreements

Mr. Porter

We entered into an employment agreement with Mr. Porter in 2014 that superseded an employment agreement with him that we assumed in connection with our acquisition of Southern Container Corp. in 2008. If we terminate Mr. Porter’s employment for grounds other than for “cause”, his (i) outstanding unvested stock options, if any, will vest and become exercisable, (ii) outstanding unvested LTI awards granted in any year prior to the year in which his employment terminates will vest; provided applicable performance goals are satisfied and (iii) outstanding unvested LTI awards granted in the calendar year in which his employment is terminated will vest pro rata. Mr. Porter will be entitled to compensation and benefits accrued through the termination date only if we terminate his employment for “cause”. The employment agreement includes non-competition and non-solicitation provisions that apply for two years and three years, respectively, following termination.

Mr. Chalovich

We assumed an employment agreement with Mr. Chalovich in connection with our acquisition of Southern Container Corp. in 2008. If we terminate Mr. Chalovich without “gross cause”, he will be entitled to receive compensation and benefits accrued through the termination date and salary and paid COBRA continuation for one year, as well as a pro-rated bonus.

Mr. Shore

We entered into an employment agreement with Mr. Shore in January 2017 (with an effective date of June 6, 2017) in connection with our acquisition of MPS. If we terminate him without “cause” or he terminates his employment for “good reason”, Mr. Shore will be entitled to receive (i) his salary for 12 months from the date of termination, (ii) a prorated bonus for the year of his termination, (iii) prorated vesting of restricted stock and other LTI awards granted to him by the Company pursuant to his employment agreement and (iv) COBRA continuation coverage for 12 months. The employment agreement includes non-competition and non-solicitation provisions that apply for one year and two years, respectively, following termination.

Mr. Feeser

We assumed an employment agreement with Mr. Feeser in connection with the Combination that provided for the payment of benefits in the event he was terminated for other than “cause” or “disability”, or Mr. Feeser claimed termination for “good reason” through July 1, 2017. In 2016, we amended the employment agreement – in consideration for him terminating his right to claim termination for “good reason”, we agreed to provide him with a lump sum payment equal to up to three years of additional pension accrual for age and service under the Retirement Restoration Plan and Executive Retirement Plan (each as described in “Compensation Matters – Executive Compensation Tables – Retirement Plans – Retirement Restoration Plan and Executive Retirement Plan”) depending on his date of retirement. Mr. Feeser retired effective April 30, 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K for fiscal 2019.

Timothy J. Bernlohr, Chair	Michael E. Campbell	Gracia C. Martore
Timothy H. Powers	Bettina M. Whyte

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent directors listed above. No member of the

Compensation Committee (a) was, during fiscal 2019, an officer or employee of ours or any of our subsidiaries, (b) was formerly an officer of ours or (c) had any relationship requiring disclosure by us pursuant to Item 404 of Regulation S-K. In fiscal 2019, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Matters – Compensation Discussion and Analysis”.

Name and Principal Positions	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Steven C. Voorhees President and CEO	2019 2018 2017	1,233,750 1,190,000 1,151,250	8,207,642 14,795,275 8,027,289	(6)	0 0 0	1,556,062 1,807,214 1,961,792	434,897 0 0	226,906 238,015 245,982	11,659,257 18,030,504 11,386,313
Ward H. Dickson Executive Vice President and CFO	2019 2018 2017	672,500 642,500 612,500	1,724,233 1,562,894 1,485,060		0 0 0	566,598 652,605 699,029	0 0 0	92,932 97,133 98,365	3,056,263 2,955,132 2,894,954
James B. Porter III President, Business Development and Latin America	2019 2018 2017	628,000 667,250 782,500	1,656,105 1,744,620 2,172,986		0 0 0	561,815 772,047 932,351	0 0 0	407,342 401,089 513,344	3,253,262 3,585,006 4,401,181
Jeffrey W. Chalovich President, Corrugated Packaging; CCO	2019 2018 2017	691,250 631,250 600,000	1,724,233 1,335,620 1,277,630		0 0 0	578,019 723,390 658,982	0 0 0	45,732 47,616 41,225	3,039,234 2,737,876 2,577,837
Marc P. Shore President, MPS	2019 2018 2017	790,000 762,500 241,346	1,612,539 1,602,581 3,466,067		0 0 0	641,228 610,488 196,854	0 0 0	102,498 59,274 0	3,146,265 3,034,843 3,904,267
Robert A. Feeser (7) Former President, Consumer Packaging	2019 2018 2017	371,250 618,750 600,000	1,308,444 1,335,620 1,277,630		0 0 0	0 555,808 697,905	2,159,107 562,790 391,996	17,810 58,728 59,270	3,856,611 3,131,696 3,026,801

(1)

The salary amounts for fiscal 2019 reflect three months of salary at the calendar year 2018 rate in effect on October 1, 2018 and nine months of salary at the calendar year 2019 rate for each NEO, other than for Mr. Feeser, who retired effective April 30, 2019 and did not receive salary after that date.

(2)

SEC regulations require us to disclose the aggregate grant date fair value of the award of stock or options measured in dollars and calculated in accordance with ASC 718. For grants of restricted stock and stock units with a cash flow per share measure and/or service condition, as well as other stock awards, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the dates of the applicable grants ($40.71 on January 31, 2019). For grants of restricted stock and stock units with a relative total shareholder return measure and a service condition, the fair value was determined using a Monte Carlo simulation ($42.64 on January 31, 2019). Certain grants of restricted stock and stock units made on January 31, 2019 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate fair value at the grant date based upon the probable outcome of these conditions. The amounts shown for the stock awards made on January 31, 2019 are calculated at 100% of target, which was the expected probable outcome of the performance condition at the grant date. Assuming maximum performance, the aggregate fair value of these awards would be as follows: Mr. Voorhees, $12,253,809; Mr. Dickson, $2,574,257; Mr. Porter, $2,472,544; Mr. Chalovich, $2,574,257; and Mr. Shore, $2,407,605. We disclose the aggregate amount without reduction for assumed forfeitures (as we do for financial reporting purposes).

(3)	Amounts shown include payments made to our NEOs under our annual executive bonus program. Awards paid under this program for fiscal 2019 were earned in fiscal 2019 and paid in fiscal 2020.

(4)

This column shows the increase from September 30, 2018 to September 30, 2019 in the actuarial present value of accumulated benefits for each NEO who participates in a WestRock sponsored pension plan. Mr. Voorhees retains benefits in the Pension Plan (as defined below) (formerly the RockTenn Pension Plan (as defined below)) and SERP (as defined below). Mr. Feeser’s benefits are held in the Pension Plan (as defined below) (formerly the MWV Pension Plan (as defined below)), the Retirement Restoration Plan (as defined below) and the Executive Retirement Plan (as defined below). These amounts do not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential earnings on the deferred compensation of our NEOs. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 for Mr. Voorhees and age 62 for Mr. Feeser were determined as of the end of the fiscal year using compensation data through September 30 and include bonuses for fiscal 2019 paid after the fiscal year end. Accrued benefits payable at termination for Mr. Feeser were determined as of May 1, 2019 using compensation data through that date. The accrued benefits were discounted back to the disclosure date with the discount rate only. The discount rates used as of September 30, 2019 were 3.348% (for the Pension Plan), 2.620% (for the SERP) and 3.348% (for the Retirement Restoration Plan). The lump sum rate (SERP only) used as of September 30, 2019 was 1.500%. The lump sum mortality table (SERP only) used as of September 30, 2019 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The lump sum mortality table used for the Retirement Restoration Plan and the Executive Retirement Plan was the 2019 417(e) PPA Mortality Table. The post-retirement mortality assumptions used as of September 30, 2019 were based on the Society of Actuaries’ Pri-2012 white collar annuitant tables. Future mortality improvements are projected incorporating the Social Security Administration’s data and assumptions, employing the same overall methodology used to develop the Society of Actuaries’ MP-2018 improvement scale. It also reflects the fact that our white collar male and female populations have 108% and 110% higher mortality experience, respectively, than otherwise expected using these assumptions.

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

ALL OTHER COMPENSATION TABLE FOR FISCAL 2019

	Steven C. Voorhees	Ward H. Dickson	James B. Porter	Jeffrey W. Chalovich	Marc P. Shore	Robert A. Feeser
Company Contributions to 401(k) Plan, SERP and Individual Retirement Account ($) (A)	209,236	92,932	386,491	45,732	102,498	17,810
Airplane Usage ($) (B)	17,670	0	0	0	0	0
Other ($) (C)	0	0	20,851	0	0	0
Total ($)	226,906	92,932	407,342	45,732	102,498	17,810

(A)

The WestRock Company 401(k) Retirement Savings Plan (the “401(k) Plan”) provides eligible employees with a matching contribution of 100% of the first 5% of pay they contribute to the plan. In addition, for eligible employees, we contribute 2.5% of their eligible pay at the end of the calendar year. For purposes of the 401(k) Plan, eligible pay is limited by IRS regulation to $280,000 in 2019. Under the SERP, the executives receive a match of 100% of the first 5% of their contributions in excess of the IRS limit of $280,000 and an additional 2.5% of eligible salary in excess of $280,000. Eligible salary includes salary and non-equity incentive compensation. Due to the ongoing pension benefits provided to Mr. Feeser, he was not eligible for the additional 2.5% Company contribution in either plan. Additionally, we contributed designated amounts to Mr. Porter’s individual retirement account. Due to Mr. Porter’s individual retirement account contributions, he is not eligible for the additional 2.5% Company contribution. Certain amounts disclosed in this row are also disclosed in the table below titled “Nonqualified Deferred Compensation Table”.

(B)

In accordance with SEC regulations, we report the use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip. Mr. Porter was entitled to make use of the corporate aircraft for limited personal use in fiscal 2019, but chose not to do so.

(C)	For Mr. Porter, this amount includes $12,000 for his automobile allowance and $8,851 for tax gross-up payments related to our payment of this allowance.

(6)	Reflects the “restoration award” described in the proxy statement we filed with the SEC on December 18, 2018 (the “2018 Proxy Statement”).
(7)	Mr. Feeser retired effective April 30, 2019.

GRANTS OF PLAN-BASED AWARDS

The following table provides information as to the grants of plan-based awards to each NEO during fiscal 2019. This includes annual performance bonus awards under our annual executive bonus program – see “— Compensation Discussion and Analysis — Compensation Elements — Annual Performance Bonus (STI)” – and LTI awards—see “— Compensation Discussion and Analysis — Compensation Elements – Long-Term Incentives (LTI).”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock-Based Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Steven C. Voorhees		933,750	1,867,500	3,735,000

	2/1/2019				0	0	0	39,755	1,618,426

	2/1/2019				0	159,030	318,060	0	6,589,216

Ward H. Dickson		340,000	680,000	1,360,000

	2/1/2019				0	0	0	8,350	339,929

	2/1/2019				0	33,410	66,820	0	1,384,304

James B. Porter		314,000	628,000	1,256,000

	2/1/2019				0	0	0	8,020	326,494

	2/1/2019				0	32,090	64,180	0	1,329,611

Jeffrey W. Chalovich		362,500	725,000	1,450,000

	2/1/2019				0	0	0	8,350	339,929

	2/1/2019				0	33,410	66,820	0	1,384,304

Marc P. Shore		397,500	795,000	1,590,000

	2/1/2019				0	0	0	7,810	317,945

	2/1/2019				0	31,245	62,490	0	1,294,594

Robert A. Feeser		0	0	0

	2/1/2019				0	0	0	6,340	258,101

	2/1/2019				0	25,350	50,700	0	1,050,343

(1)

These columns represent restricted stock grants made to the NEOs under the LTI Plan on January 31, 2019, which vest as described under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives (LTI).”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes stock-based compensation awards outstanding as of September 30, 2019 and provides information concerning unexercised options, other stock-based awards that have not vested and equity incentive plan awards for each NEO outstanding as of the end of fiscal 2019. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of fiscal 2019 by the number of shares of stock or the amount of equity incentive plan awards, respectively. Option exercise prices have been adjusted for the separation of our specialty chemicals business in 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)		Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)

Steven C. Voorhees	15,899	0	0	30.66	2/28/2021

	2,015	0	0	27.72	7/20/2021

	26,033	0	0	28.31	2/1/2022

	20,781	0	0	35.64	1/25/2023

	47,833	0	0	45.32	1/31/2024

	7,210	0	0	57.97	1/30/2025

	65,088	0	0	56.05	1/30/2025

	195,567	0	0	29.80	2/2/2026

						97,818	(4)	3,565,466	391,309	14,263,213

Ward H. Dickson	10,480	0	0	45.32	1/31/2024

	1,514	0	0	57.97	1/30/2025

	11,874	0	0	56.05	1/30/2025

	36,922	0	0	29.80	2/2/2026

						19,196		699,694	76,784	2,798,777

James B. Porter	25,753	0	0	19.07	1/29/2020

	19,202	0	0	30.66	2/28/2021

	4,422	0	0	27.72	7/20/2021

	34,262	0	0	28.31	2/1/2022

	26,514	0	0	35.64	1/25/2023

	20,804	0	0	45.32	1/31/2024

	2,960	0	0	57.97	1/30/2025

	18,049	0	0	56.05	1/30/2025

	56,046	0	0	29.80	2/2/2026

						22,081		804,852	88,362	3,220,795

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)

Jeffrey W. Chalovich	8,666	0	0	35.64	1/25/2023

	6,942	0	0	45.32	1/31/2024

	1,059	0	0	57.97	1/30/2025

	7,104	0	0	56.05	1/30/2025

	22,114	0	0	29.80	2/2/2026

						17,697	645,056	70,799	2,580,624
Marc P. Shore (5)						32,391	1,180,652	67,206	2,449,659

Robert A. Feeser (5)	37,895	0	0	23.65	2/22/2020

	30,677	0	0	29.14	2/28/2021

	31,206	0	0	29.80	4/30/2022

	37,747	0	0	31.30	6/25/2022

	23,014	0	0	38.44	2/25/2023

	31,956	0	0	41.11	2/24/2024

	3,165	0	0	62.71	4/30/2024

	16,650	0	0	56.05	4/30/2024

						6,406	233,499	25,623	933,958

(1)

The numbers of shares reported in this column are in respect of awards that are not subject to performance conditions. The vesting dates of unvested stock grants and stock units are as follows: Mr. Voorhees — 31,341 on February 17, 2020, 25,202 on February 1, 2021 and 41,275 on January 31, 2022; Mr. Dickson — 5,800 on February 17, 2020, 4,727 on February 1, 2021 and 8,669 on January 31, 2022; Mr. Chalovich — 4,991 on February 17, 2020, 4,037 on February 1, 2021 and 8,669 on January 31, 2022; Mr. Porter — 8,482 on February 17, 2020, 5,273 on February 1, 2021 and 8,326 on January 31, 2022; Mr. Shore — 3,846 on June 7, 2020, 15,592 on June 6, 2020, 4,845 on February 1, 2021 and 8,108 on January 31, 2022; and Mr. Feeser – 6,406 on April 30, 2019 (released on October 30, 2019 pursuant to required six month hold related to his retirement). Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares disclosed.

(2)	Based on the closing sale price of $36.45 for our Common Stock on September 30, 2019, the last trading date of our fiscal year, as reported on the NYSE.
(3)

The numbers of shares reported for the restricted stock grants and stock units made on January 31, 2019, February 1, 2018 and February 17, 2017 are based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met at target, the vesting dates of unearned and unvested stock grants and stock units are as follows: Mr. Voorhees — 125,377 on February 17, 2020, 100,819 on February 1, 2021 and 165,113 on January 31, 2022; Mr. Dickson — 23,192 on February 17, 2020, 18,905 on February 1, 2021 and 34,687 on January 31, 2022; Mr. Chalovich — 19,953 on February 17, 2020, 16,159 on February 1, 2021 and 34,687 on January 31, 2022; Mr. Porter — 33,940 on February 17, 2020, 21,105 on February 1, 2021 and 33,317 on January 31, 2022; Mr. Shore — 15,379 on February 17, 2020, 19,387 on February 1, 2021 and 32,440 on January 31, 2022; and Mr. Feeser — 15,518 on February 17, 2020, 7,181 on February 1, 2021 and 2,924 on January 31, 2022. Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares of Common Stock disclosed. The performance conditions for the restricted stock grants and stock units made in fiscal 2019 are described under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives (LTI).”

(4)

As reported in our current report on Form 8-K filed with the SEC on September 28, 2017, the stock award made to Mr. Voorhees on August 5, 2015 was reduced by 50,326 unvested shares, representing the number of shares awarded in excess of the grant limit under the applicable stock incentive plan.

(5)

Mr. Feeser’s awards, other than those granted on January 31, 2019, February 1, 2018, February 17, 2017, February 2, 2016 and August 5, 2015, were granted by MeadWestvaco and assumed by WestRock and converted into WestRock awards in connection with the Combination. Mr. Shore’s awards, other than those granted on January 31, 2019, February 1, 2018 and June 7, 2017, were granted by MPS and assumed by WestRock and converted into WestRock awards in connection with our acquisition of MPS. Amounts presented for Mr. Feeser reflect proration upon vesting due to his retirement.

VALUE REALIZED FROM STOCK OPTIONS AND STOCK APPRECIATION AWARDS

The following table provides information concerning exercises of stock options and vesting of stock, including restricted stock, during fiscal 2019 for each NEO on an aggregated basis. In some cases, this includes the vesting of performance stock, which vested in the most recently completed fiscal year, but which was earned in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)(2)	Value Realized on Vesting ($)
Steven C. Voorhees	21,274	400,376	416,213	16,107,459
Ward H. Dickson	0	0	82,280	3,184,268
James B. Porter III	0	0	119,273	4,615,903
Jeffrey W. Chalovich	0	0	47,060	1,821,227
Marc P. Shore	0	0	48,439	1,771,903
Robert A. Feeser	67,755	2,567,536	66,411	2,570,126

(1)	Includes dividend equivalent units received during the vesting period.
(2)	Calculated based on the closing sale price of the Common Stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information with respect to all of our equity compensation plans as of September 30, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (#)(c)
Equity compensation plans approved by security holders:
2016 Incentive Stock Plan (1)	950,909	29.84	5,072,616
2004 Incentive Stock Plan (1)	820,765	41.67	3,101,104
2005 Performance Incentive Plan (1)	1,872,483	35.47	9,040,462
RockTenn (SSCC) Equity Incentive Plan	6,318	27.72	5,887,182
2016 Employee Stock Purchase Plan	0	0	2,019,122
Equity compensation plans not approved by security holders	0	0	0

(1)

Our stockholders approved the LTI Plan on February 2, 2016 and re-approved the LTI Plan on February 2, 2018. We will not make additional grants of awards under any of the 2004 Incentive Stock Plan, the 2005 Performance Incentive Plan or the RockTenn (SSCC) Equity Incentive Plan.

RETIREMENT PLANS

In addition to the annual and long-term components of our executive compensation program, each NEO participates in Company-sponsored U.S.-based retirement plans. We primarily provide current retirement benefits to our NEOs through the 401(k) Plan and the WestRock Company Deferred Compensation Plan. In addition, Mr. Voorhees has an accrued benefit under each of the Pension Plan and the SERP – benefits under these plans have been frozen since December 31, 2015. Also, Mr. Feeser’s age and service qualified him under a grandfathered provision to receive additional benefit accruals under the Pension Plan until December 31, 2020. However, due to adjustments required to pass non-discrimination testing, he ceased to accrue benefits under this plan as of September 30, 2016, as set forth in the 2016 amendment to his employment agreement; instead, he accrued a benefit under the Retirement Restoration Plan and the Executive Retirement Plan until his termination, which occurred on April 30, 2019.

No employee’s compensation for purposes of the Pension Plan or the 401(k) Plan includes amounts in excess of the Tax Code’s compensation limit, which is adjusted periodically for inflation. The limit was $275,000 for 2018 and $280,000 for 2019.

The following table includes information about each of our retirement plans and indicates which NEOs participate in the plans.

Plan Name	Plan Type	Description	Who Participates
WestRock Company 401(k) Retirement Savings Plan	Savings

This qualified plan provides a matching contribution of 100% of the first 5% of an employee’s deferred compensation. Following calendar year end, we contribute 2.5% of the participant’s calendar year compensation, subject to certain restrictions.

All salaried employees may participate in this plan. In fiscal 2019, all NEOs participated in this plan.
WestRock Company Deferred Compensation Plan	Savings

This non-qualified, unfunded plan allows employees to make elective deferrals or additional deferrals of base salary and bonus compensation above the qualified plan limit. We provide a matching contribution of 100% of the first 5% of the participant’s deferred compensation. Following calendar year end, we contribute 2.5% of the participant’s calendar year compensation in excess of the qualified compensation limits, subject to certain restrictions.

Certain highly compensated employees, as determined by us, may participate in this plan.

All NEOs, other than Mr. Chalovich, have elected to make deferrals into this plan. Mr. Porter receives an additional contribution of $320,000 per year to his individual retirement account.

WestRock Company Consolidated Pension Plan (the “Pension Plan”)	Pension	This is a qualified pension plan that provides a level of benefits based on the company of origin and may be accrued as a percentage of base salary or a cash bonus arrangement.	Accruals under the plan have been frozen for most employees. Mr. Voorhees has, and Mr. Feeser had, an accrual under this plan.
Supplemental Executive Retirement Plan (the “SERP”)	Pension

This legacy RockTenn plan provides unfunded supplemental retirement benefits that are paid in a lump sum to participants whose employment with us is terminated. The Compensation Committee historically determined which employees could participate in the plan, as well as the benefit level for participants.

A limited number of legacy RockTenn executives were eligible to participate in this plan. Mr. Voorhees is the only NEO with an accrual under this plan.
Retirement Restoration Plan	Pension

This legacy MeadWestvaco non-qualified plan mirrors the benefits provided under the Pension Plan. This plan follows the same formulas but recognizes compensation in excess of the limits set forth in the Tax Code.

A limited number of legacy MeadWestvaco employees participate in this plan. Mr. Feeser was the only NEO with an accrual under this plan.
Executive Retirement Plan	Pension

This legacy MeadWestvaco non-qualified supplemental executive retirement plan follows the benefit formula and vesting schedule of the Pension Plan. This plan recognizes additional service equal to .75 years of credited service for each year of actual service completed up to a maximum number of years equal to the participant’s age at hire minus 30.

A limited number of legacy MeadWestvaco executives participate in this plan. Mr. Feeser was the only NEO with an accrual under this plan.

The following table illustrates the actuarial present value as of September 30, 2019 of benefits accumulated by the NEOs under the Pension Plan, the SERP, the Executive Retirement Plan and the Retirement Restoration Plan using the methodology required by the SEC pursuant to ASC 715 at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2019

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
Steven C. Voorhees	Pension Plan	15.25	573,739	0
	SERP	15.25	1,886,775	0
Ward H. Dickson (2)	—	—	—	—
James B. Porter (2)	—	—	—	—
Jeffrey W. Chalovich (2)	—	—	—	—
Marc P. Shore (2)	—	—	—	—
Robert A. Feeser	Pension Plan	29.33	662,057	713,694
	Retirement Restoration Plan	31.92	6,186,302	0
	Executive Retirement Plan	31.92	1,432,769	0

(1)

The amounts set forth in this table were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 for Mr. Voorhees were determined as of the end of the fiscal year using compensation data through September 30 and include bonuses for fiscal 2019 paid after the fiscal year end. Accrued benefits payable at termination for Mr. Feeser were determined as of May 1, 2019 using compensation data through that date. The accrued benefits were discounted back to the disclosure date with the discount rate only. The discount rates used as of September 30, 2019 were 3.348% (for the Pension Plan), 2.620% (for the SERP) and 3.348% (for the Retirement Restoration Plan). The lump sum rate (SERP only) used as of September 30, 2019 was 1.500%. The lump sum rate for the Retirement Restoration Plan and the Executive Retirement Plan was 3.348%. The lump sum mortality table used for the Retirement Restoration Plan and the Executive Retirement Plan was the 2019 417(e) PPA Mortality Table. The post-retirement mortality assumptions used as of September 30, 2019 were based on the Society of Actuaries’ Pri-2012 white collar annuitant tables. Future mortality improvements are projected incorporating the Social Security Administration’s data and assumptions, employing the same overall methodology used to develop the Society of Actuaries’ MP-2018 improvement scale. It also reflects the fact that our white collar male and female populations have 108% and 110% higher mortality experience, respectively, than otherwise expected using these assumptions

(2)	Messrs. Dickson, Porter, Chalovich and Shore do not participate in the Pension Plan, the SERP, Executive Retirement Plan or the Retirement Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each NEO during fiscal 2019 considering contributions made in fiscal 2020 with respect to fiscal 2019.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each NEO during fiscal 2019 considering contributions made in fiscal 2020 with respect to fiscal 2019. We also make matching contributions or profit sharing contributions to our qualified 401(k) plans, but those plans are tax qualified and, therefore, we do not include our contributions to them in this table. We include our matches to all defined contribution plans in the table titled “All Other Compensation Table for Fiscal 2019” included in footnote 5 of the table titled “Summary Compensation Table” above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2019, including interest and dividends paid at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of

September 30, 2019 considering contributions made with respect to fiscal 2019.

Nonqualified Deferred Compensation Table for Fiscal 2019

Name	Executive Contributions in Last Fiscal Year ($) (1)(2)	Registrant Contributions in Last Fiscal Year ($) (2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven C. Voorhees	139,491	188,236	171,452	0	3,261,915
Ward H. Dickson	194,020	71,932	32,213	0	1,513,812
James B. Porter	62,800	365,491	(40,505)	0	7,377,238
Jeffrey W. Chalovich	0	24,732	16,395	0	356,144
Marc P. Shore	71,561	81,498	5,544	0	264,136
Robert A. Feeser	25,988	7,812	184,096	0	6,325,627

(1)	For fiscal 2019, each NEO was able to defer up to 75% of his salary, and separately, defer up to 75% of his bonus pursuant to the SERP.
(2)	These amounts represent contributions earned in respect of fiscal 2019 by the applicable NEO.
(3)

Effective January 1, 2016, we began matching an amount equal to 100% of the first 5% of the executive’s contribution. Messrs. Voorhees, Dickson and Chalovich receive an additional employer contribution of 2.5% of pay in excess of IRC limits. We make additional contributions on behalf of Mr. Porter under his individual retirement account. Certain amounts disclosed are also disclosed for fiscal 2019 in “All Other Compensation Table for Fiscal 2019” included in footnote 5 of the table titled “Summary Compensation Table”. The amounts disclosed in the two tables do not correspond because this table discloses only contributions earned under the SERP in fiscal 2019, and the amounts disclosed for fiscal 2019 in the other table include contributions earned in fiscal 2019 under the 401(k) Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following or in connection with a termination of employment, including by resignation, retirement, disability or a constructive termination, or our change in control or a reduction in the NEO’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our NEOs and which is available generally to all salaried employees.

Severance

See “—Compensation Discussion and Analysis — Other Compensation Practices and Policies – Employment Agreements and Change in Control Agreements” for information related to severance and change in control payments applicable to Messrs. Chalovich, Feeser, Porter and Shore.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR FISCAL 2019

Name	Benefit	Before Change in Control, Termination w/o Cause ($) (1)	After Change in Control, Termination w/o Cause ($)	Termination With Cause/ Resignation w/o Good Reason ($)	Death or Disability ($)	Change in Control ($)
Steven C. Voorhees	Severance	1,257,309	1,257,309	0	0	0
	Accelerated Vesting of
	Restricted Stock (2)	0	17,828,877	0	17,828,877	0
	SERP (3)	1,696,823	1,696,823	1,696,823	1,696,823	1,696,823
	Total value:	2,954,132	20,783,009	1,696,823	19,525,700	1,696,823
Ward H. Dickson	Severance	697,500	697,500	0	0	0
	Accelerated Vesting of
	Restricted Stock (2)	0	3,498,662	0	3,498,662	0
	Total value:	697,500	4,196,162	0	3,498,662	0

Name	Benefit	Before Change in Control, Termination w/o Cause ($) (1)	After Change in Control, Termination w/o Cause ($)	Termination With Cause/ Resignation w/o Good Reason ($)	Death or Disability ($)	Change in Control ($)
James B. Porter	Severance	640,309	640,309	0	0	0
	Accelerated Vesting of
	Restricted Stock (2)	0	4,025,854	0	4,025,854	0
	Total value:	640,309	4,666,163	0	4,025,854	0
Jeffrey W. Chalovich	Severance	740,912	740,912	0	0	0
	Accelerated Vesting of
	Restricted Stock (2)	0	3,225,754	0	3,225,754	0
	Total value:	740,912	3,966,666	0	3,225,754	0
Marc P. Shore	Severance	810,912	810,912	0	0	0
	Accelerated Vesting of
	Restricted Stock (2)	0	3,630,435	0	3,630,435	0
	Total value:	810,912	4,441,347	0	3,630,435	0

(1)	Assumes that a change in control had occurred as of September 30, 2019 – Mr. Feeser is excluded because he retired effective April 30, 2019.
(2)

The calculation of the value of accelerated vesting of restricted stock is based $36.45, reflecting the closing price of our Common Stock on the NYSE on September 30, 2019, the last trading day of our fiscal year, for all of our NEOs multiplied by the number of shares that would have vested on September 30, 2019 for each NEO upon the occurrence of the specified events. Upon a change in control, the restricted stock awards granted to the NEOs in fiscal 2019 will vest as described in the section titled “— Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives (LTI)”.

(3)

The SERP benefit represents the potential payments from the SERP as of the end of fiscal 2019. These benefit payments were based on the accrued benefits at September 30, 2019 and were converted to lump sum amounts using a rate of 1.50%. Mr. Voorhees is the only NEO who is eligible for the SERP.

CEO PAY RATIO

Fiscal Year	Median Employee Compensation ($)	CEO Compensation ($)	Ratio ($)
2018	53,553	18,030,504 (1)	337
	53,553	11,569,278 (2)	216(2)
2019	58,183	11,659,257 (3)	200

(1)	As reported in the Summary Compensation Table of the 2018 Proxy Statement.
(2)

Excludes a restoration award to Mr. Voorhees during fiscal 2018, as described in the 2018 Proxy Statement. Including the restoration award, Mr. Voorhees’ compensation in fiscal 2018 was $18,030,504 and the CEO pay ratio for fiscal 2018 was 337:1.

(3)	As reported in the Summary Compensation Table of this Proxy Statement.

For 2019, we re-identified our median employee due to our acquisition of KapStone on November 2, 2018, which resulted in a meaningful change to our employee population. The process we utilized to identify our median employee in 2019 was similar to the process we utilized in 2018. We identified our total employee population as of August 31, 2019 and, in accordance with SEC rules, excluded the CEO, employees who joined us from acquisitions during the year(1) and all employees from certain countries representing in aggregate less than 5% of our employee base(2), to arrive at the median employee consideration pool. We used the consistently applied compensation measure of gross earnings, which we measured from September 1, 2018 to August 31, 2019. Foreign exchange rates were translated to the U.S. dollar equivalent based on rates as of August 31, 2019. Our median employee is located in the U.S.

(1)	176 employees from Schlüter Print Pharma Packaging, 51 from Linkx Packaging Systems and 45 from UBS Printing Group, Inc.

(2)

Ireland (474), Belgium (387), Czech Republic (323), Australia (273), Netherlands (153), Spain (146), Dominican Republic (141), Japan (60), Chile (59), Argentina (51), Austria (33), Hong Kong (19), South Korea (17), Thailand (11), Switzerland (5), Taiwan (5), Italy (4), Malaysia (4), Singapore (4), New Zealand (3) and Hungary, Luxembourg and South Africa (1 each), for a total of 2,175 employees. As of August 31, 2019, using the methodology required by SEC rules, we had approximately 36,500 U.S. employees and approximately 14,800 employees in other countries, for a total of approximately 51,300 employees globally factored into the sample before the country exclusions.

The pay ratio disclosure presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our CEO pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

AUDIT MATTERS

ITEM 3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

What am I voting on? The Board is asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020

Voting Recommendation: FOR the ratification of our independent registered public accounting firm

Vote Required: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: Yes. Organizations holding shares of beneficial owners may vote in their discretion

Abstentions: Vote against

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of six independent directors. The Board has determined that all Audit Committee members are “financially literate” within the meaning of the NYSE Standards and that each of Ms. Martore and Messrs. Crews and Powers qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee met six times during fiscal 2019. These meetings included periodic executive sessions with our independent registered public accounting firm, our internal auditor and management. During fiscal 2019, the Audit Committee was updated no less than quarterly on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for appointing, compensating, retaining and overseeing our independent auditor. The Audit Committee evaluates the independence, qualifications and performance of our independent auditor each year, and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the auditor and its capabilities, technical expertise and knowledge of our operations. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as our independent auditor for fiscal 2020 and the Board is recommending that our stockholders ratify this appointment.

EY has served as the Company’s or its predecessor’s independent auditors since at least 1975, but is unable to determine the specific year during which it was originally engaged. We believe that EY’s global capabilities, technical expertise, significant institutional knowledge of our business, quality, candor of communications with the Audit Committee and management, and independence enhance audit quality. The Audit Committee oversees our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls over financial reporting, for preparing our financial statements and for the public reporting process. EY, our independent registered public accounting firm for fiscal 2019, is responsible for expressing opinions that (a) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (b) we maintained, in all material respects, effective internal control over financial reporting as of September 30, 2019.

In this context, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements for the year ended September 30, 2019 with management

•	discussed with the independent auditor those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”)

•

received the written disclosures and the letter from the independent auditor as required by applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

Based on the reviews and discussion described in this report, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2019 for filing with the SEC.

Gracia C. Martore, Chair	Colleen F. Arnold	Terrell K. Crews
Russell M. Currey	J. Powell Brown	Timothy H. Powers

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents (in thousands of dollars) the aggregate fees billed for (in the case of audit fees) and the aggregate fees billed in (in the case of audit-related fees, tax fees and all other fees) each of the last two fiscal years for professional services rendered by our independent registered public accounting firm, EY, and its affiliates.

	2019 ($) (4)	2018 ($) (4)

Audit fees (1)	16,547	12,662

Audit-related fees (2)	26	78

Tax fees (3)	4,555	4,796

All other fees	–	–

Total fees paid to auditor	21,128	17,536

(1)

Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for EY to fulfill its responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)

Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice and transfer pricing services.

(4)	All such audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring pre-approval of audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm. The following services have been pre-approved:

•	work associated with registered or unregistered securities offerings;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that is not required for the audit under the Exchange Act;

•	attest services;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC, FASB and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory bodies;

•	access to the independent auditor’s internet-based accounting and reporting resources, if any;

•	assistance with understanding our internal control review and reporting obligations;

•	review of information systems security and controls;

•	preparation and/or review of tax returns and related tax services;

•	due diligence for potential acquisitions and disposals;

•	international tax planning; and

•	general federal, state and international tax planning and advice.

All other audit, audit-related and non-audit services must be specifically pre-approved by the Audit Committee or its Chair. Engagements for our annual audit and quarterly reviews required under the Exchange Act are pre-approved annually, and the nature and dollar value of these services are periodically reviewed with the Audit Committee.

The independent registered public accounting firm and management report to the Audit Committee periodically regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services are within the limits approved by the Audit Committee.

OTHER IMPORTANT INFORMATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table lists information, as of December 6, 2019, about the number of shares of Common Stock beneficially owned by (i) each NEO, (ii) each director and director nominee, (iii) directors and executive officers as a group and (iv) any person known to us to be the beneficial owner of more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.

Name of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (#) (1)	Percent of Outstanding Common Stock (%) (2)

Steven C. Voorhees	1,428,022 (3)	*

Ward H. Dickson	198,060 (4)	*

James B. Porter III	395,225 (5)	*

Jeffrey W. Chalovich	141,639 (6)	*

Marc P. Shore	84,654	*

Robert A. Feeser	336,728 (7)	*

Colleen F. Arnold	4,639 (8)	*

Timothy J. Bernlohr	29,330	*

J. Powell Brown	46,635 (9)	*

Michael E. Campbell	66,001 (10)	*

Terrell K. Crews	29,187 (11)	*

Russell M. Currey	642,798 (12)	*

Suzan F. Harrison	0	*

John A. Luke, Jr	1,270,599 (13)	*

Gracia C. Martore	25,659 (14)	*

James E. Nevels	15,200 (15)	*

Timothy H. Powers	55,146 (16)	*

Bettina M. Whyte	52,248 (17)	*

Alan D. Wilson	27,708 (18)	*

All directors, director nominees and executive officers as a group (21 persons including Kelly C. Janzen, Patrick E. Lindner, Vicki L. Lostetter and Robert B. McIntosh)	4,962,854 (19)	1.9

The Vanguard Group – 23-1945930, 100 Vanguard Blvd., Malvern, PA 19355	28,523,145 (20)	11.0

Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071	27,373,378 (21)	10.6

BlackRock Inc., 55 East 52nd Street, New York, NY 10055	26,482,477 (22)	10.3

*	Less than 1%.
(1)

Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them. See “Compensation Matters – Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year-End” for more information concerning outstanding equity awards to our NEOs and “Board and Governance Matters – Director Compensation” for more information concerning outstanding equity awards to our directors.

(2)

Based on 258,228,463 shares of Common Stock issued and outstanding as of December 6, 2019, plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to February 4, 2020 (60 days after December 6, 2019).

(3)	Share balance includes 380,426 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees.
(4)	Share balance includes 60,790 shares issuable upon exercise of stock options beneficially owned by Mr. Dickson.
(5)

Share balance includes (i) 208,012 shares issuable upon exercise of stock options beneficially owned by Mr. Porter and (ii) 165,847 shares deemed beneficially owned by Mr. Porter as trustee of a joint trust for the benefit of his wife and him.

(6)	Share balance includes (i) 817 shares held by Mr. Chalovich’s spouse and (ii) 45,885 shares issuable upon exercise of stock options beneficially owned by him.
(7)	Mr. Feeser retired effective April 30, 2019.
(8)	Share balance includes 3,442 shares beneficially owned by Ms. Arnold and held in the Deferred Compensation Plan.
(9)

Share balance includes (i) 41,569 shares held in a joint ownership investment account with Mr. Brown’s spouse, (ii) 853 shares held by his son, (iii) 525 shares held by his daughter and (iv) 372 shares held by his daughter.

(10)	Share balance includes 60,827 shares beneficially owned by Mr. Campbell held in the Deferred Compensation Plan.
(11)	Share balance includes 19,319 shares held in a joint ownership account with Mr. Crews’ spouse.
(12)

Share balance includes (i) 185,932 shares beneficially owned by Mr. Currey that are owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president, (ii) 296,857 shares owned by Mr. Currey’s father for which Mr. Currey is the Trustee and (iii) 32,657 shares in a second trust.

(13)	Share balance includes (i) 2,269 shares held by Mr. Luke’s spouse, (ii)147,535 shares held in a family trust and (iii) 620,036 shares issuable upon exercise of stock options beneficially owned by him.
(14)	Share balance includes 24,624 shares beneficially owned by Ms. Martore held in the Deferred Compensation Plan.
(15)	Share balance includes (i) 2,322 shares beneficially owned by Mr. Nevels held in the Deferred Compensation Plan and (ii) 200 shares held in a joint ownership account with his spouse.
(16)	Share balance includes 53,331 shares beneficially owned by Mr. Powers held in the Deferred Compensation Plan.
(17)	Share balance includes 13,248 shares beneficially owned by Ms. Whyte held in the Deferred Compensation Plan.
(18)	Share balance includes 26,673 shares beneficially owned by Mr. Wilson held in the Deferred Compensation Plan.
(19)

Ms. Lostetter, Ms. Janzen, Mr. McIntosh and Mr. Lindner are executive officers. Share balance includes 1,385,356 shares issuable upon exercise of stock options beneficially owned by our directors and executive officers.

(20)

Based on a Schedule 13G/A filed on February 11, 2019, Vanguard has sole voting power over 297,253 of these shares, sole dispositive power over 28,157,906 of these shares, shared voting power over 69,486 of these shares and shared dispositive power over 365,239 of these shares.

(21)	Based on a Schedule 13G/A filed on February 14, 2019, Capital World Investors has sole voting power over 27,373,378 of these shares and sole dispositive power over 27,373,378 of these shares.
(22)	Based on a Schedule 13G/A filed on March 8, 2019, BlackRock has sole voting power over 23,133,237 of these shares and sole dispositive power over 26,482,477 of these shares.

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2021 ANNUAL MEETING

SEC rules permit stockholders to submit proposals for inclusion in our Proxy Statement and form of proxy if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s Proxy Statement, a stockholder proposal submitted in accordance with Rule 14a-8 must be received by us at our principal executive offices by no later than August 15, 2020.

Our Bylaws provide that any stockholder proposal (including director nominations) that is not submitted for inclusion in next year’s Proxy Statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In each case, the notice must include the information specified in our Bylaws. If next year’s annual meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2020 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by us. Stockholders will vote at the 2020 Annual Meeting on only the matters summarized in this Proxy Statement.

Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on October 3, 2020 and no later than the close of business on November 2, 2020, except as described above.

The mailing address of our principal executive offices is 1000 Abernathy Road NE, Atlanta, GA 30328. Proposals should be addressed to the attention of the Corporate Secretary.

DELINQUENT SECTION 16(a) REPORTS

Based on a review of our records and Form 3s, 4s and 5s filed with the SEC, we believe all reports required to be filed during fiscal 2019 pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for a Form 4 filing for Ms. Lostetter with respect to one transaction on February 12, 2019 that was filed late on February 20, 2019.

ANNUAL REPORT ON FORM 10-K

We will provide without charge, at the written request of any stockholder of record as of the record date, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. Requests for copies of our Form 10-K should be mailed to: WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary. You may also access a copy of our annual report at www.westrock.com.

FREQUENTLY ASKED QUESTIONS REGARDING THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

The 2020 Annual Meeting will be held at 9:00 a.m. (local time) on January 31, 2020 at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, GA 30326.

What is the purpose of the Annual Meeting?

Stockholders will vote at the 2020 Annual Meeting on the matters summarized in this Proxy Statement.

Why did I receive these proxy materials?

You received these proxy materials because you are a Company stockholder and the Board is soliciting your proxy to vote your shares at the 2020 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

What is included in these proxy materials? What is a Proxy Statement and what is a proxy?

The proxy materials for the 2020 Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our annual report. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote your shares, and that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Messrs. Voorhees and McIntosh as proxies for the 2020 Annual Meeting.

What does it mean if I receive more than one notice, proxy materials email or proxy card?

If you receive more than one notice, proxy materials email or proxy card, you have multiple accounts with brokers and/or our transfer agent and will need to vote separately with respect to each notice, proxy materials email or proxy card you receive.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

Who may vote?

You may vote if you owned Common Stock as of the close of business on December 6, 2019, the record date.

How may I vote?

You may vote by any of the following methods:

•	Internet – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Phone – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Mail – complete sign and return the proxy and/or voting instruction card provided.

•	In Person – all registered stockholders may vote in person at the 2020 Annual Meeting. Beneficial holders may also vote in person at the 2020 Annual Meeting if they have a legal proxy.

When voting on proposals, you may vote “for” or “against” the item or you may abstain from voting. You are not entitled to appraisal or dissenters’ rights for any matter being voted on at the 2020 Annual Meeting.

How many shares of Common Stock were outstanding on the record date?

258,228,463 shares.

Can I change my vote or revoke my proxy after I vote?

You may change your vote at any time before the polls close at the 2020 Annual Meeting by (i) voting again by telephone or over the Internet prior to 11:59 p.m., EST, on January 30, 2020, (ii) giving written notice to our Corporate Secretary, (iii) delivering a later-dated proxy or (iv) voting in person at the 2020 Annual Meeting. You may also revoke your proxy before it is voted at the 2020 Annual Meeting by using one of the methods listed above.

What constitutes a quorum at the Annual Meeting, and why is a quorum required?

The presence at the 2020 Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum. A quorum of stockholders is necessary to hold a valid meeting.

What is householding?

Beneficial holders who share a single address may receive only one copy of the notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder(s) sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the proxy materials, or wishes to enroll in householding, the beneficial holder(s) should contact its broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the proxy materials, we will deliver them promptly upon request either by phone (by dialing 678-291-7456) or in writing (by mailing a request to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary).

Will any other business be conducted at the Annual Meeting?

Management is not aware of any items, other than those referred to in this Proxy Statement, that may properly come before the 2020 Annual Meeting.

What is the difference between holding shares as a “registered holder” and as a “beneficial holder”?

If your shares are registered directly in your name with our transfer agent, you are a registered holder. If your shares are held in the name of a bank, brokerage or other nominee as custodian on your behalf, you are a beneficial holder.

What if I am a beneficial holder and do not give voting instructions to my broker?

As a beneficial holder, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee in order to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person will depend on the type of item being considered for vote. Proposals #1 and #2 are “non-routine” matters under NYSE rules and therefore non-discretionary items in that they may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial holders (so called “broker non-votes”). Proposal #3 is a “routine” matter under NYSE rules and therefore a discretionary matter in that banks, brokers and other nominees that do not receive voting instructions from beneficial holders may generally vote on this proposal in their discretion.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock.

When will the Company announce the voting results?

We will announce preliminary voting results at the 2020 Annual Meeting and report the final results on our website and in a current report on Form 8-K filed with the SEC.

FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements we make that give guidance or estimates for future periods, as well as statements regarding, among other things, that (1) we expect to complete a strategic capital investment at our Florence, SC mill, as well as the reconfiguration of our North Charleston, SC mill, in 2020, (2) we believe our new box plant in Porto Feliz, Brazil will be one of the largest and most productive box plants located in the Americas, (3) we expect that the strategic capital projects discussed on page 2 will generate approximately $240 million of annualized EBITDA and (4) we expect to realize more than $200 million in run-rate synergies and performance improvements related to the acquisition of KapStone by the end of fiscal 2021. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that forward- looking statements are not a guarantee of future performance and that actual results could differ materially from those contained in forward-looking statements. Our businesses are subject to a number of general risks that would affect any such forward-looking statements. These risks are described in our filings with the Securities and Exchange Commission, including in Item 1A under the caption “Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2019.

www.westrock.com

WESTROCK COMPANY 1000 ABERNATHY ROAD, NE ATLANTA, GEORGIA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by WestRock in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E87035-P31066                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTROCK COMPANY
The Board of Directors recommends a vote FOR all director nominees and FOR proposals 2 and 3:
1.	Election of Directors	For	Against	Abstain
	1a. Colleen F. Arnold	☐	☐	☐
	1b. Timothy J. Bernlohr	☐	☐	☐			For	Against	Abstain
	1c. J. Powell Brown	☐	☐	☐		1k. Steven C. Voorhees	☐	☐	☐
	1d. Terrell K. Crews	☐	☐	☐		1l. Bettina M. Whyte	☐	☐	☐
	1e. Russell M. Currey	☐	☐	☐		1m. Alan D. Wilson	☐	☐	☐
	1f. Suzan F. Harrison	☐	☐	☐	2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐

	1g. John A. Luke, Jr.	☐	☐	☐	3.	Ratification of Appointment of Ernst & Young LLP.	☐	☐	☐
	1h. Gracia C. Martore	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1i. James E. Nevels	☐	☐	☐

	1j. Timothy H. Powers	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E87036-P31066

WESTROCK COMPANY Annual Meeting of Stockholders January 31, 2020 at 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven C. Voorhees and Robert B. McIntosh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on January 31, 2020, at the Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2 and 3. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side